UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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AMERICAN STATES WATER COMPANY
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of 2019 Annual Meeting of Shareholders

Date:                                      May 21, 2019

Time:                                     10:00 a.m., Pacific Time

Location:                               The Westin
191 N. Los Robles Avenue
Pasadena, California 91101

Record Date:                        March 22, 2019

Agenda:	To elect the following directors to class II of the board of directors to serve until the annual meeting in 2022 or until their successors are duly elected and qualified:

Dr. Diana M. Bontá
Ms. Mary Ann Hopkins
Mr. Robert J. Sprowls;

Advisory vote to approve the compensation of our named executive officers;

To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm; and

To transact any other business which may properly come before the 2019 annual meeting or any adjournment thereof.

By order of the board of directors:

Eva G. Tang
Corporate Secretary

San Dimas, California
April 4, 2019

Important Notice Regarding the Availability of Proxy Materials
For the Shareholders Meeting to Be Held on May 21, 2019

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to furnish our proxy statement, a proxy card and our Annual Report on Form 10-K for the year ended December 31, 2018 primarily via the Internet at www.proxyvote.com.  As a result, on or about April 4, 2019, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials.  This Notice contains instructions on how to access our proxy materials over the Internet and how to request a paper copy of our proxy materials.  On or about April 4, 2019, we are mailing to all our remaining shareholders a paper copy of our proxy materials.  Shares must be voted either by telephone, Internet or by completing and returning a proxy card as provided in our proxy statement.  Shares cannot be voted by marking, writing on and/or returning this Notice or any other notice regarding our proxy materials.

Directions for Attending the 2019 Annual Meeting

We will hold the 2019 annual meeting at The Westin, 191 N. Los Robles Avenue, Pasadena, California 91101.

For shareholders of record, either the detachable portion of your proxy card or your Notice is your ticket to the 2019 annual meeting.  Please present your ticket when you reach the registration area at the 2019 annual meeting.

For shareholders who hold shares through a brokerage firm, bank or other shareholder of record, your admission ticket is the copy of your latest account statement showing your investment in our common shares.  Please present your account statement to one of our representatives at the 2019 annual meeting.  You cannot vote your shares at the 2019 annual meeting unless you have obtained a legal proxy from your broker, bank or other shareholder of record.  A copy of your account statement is not sufficient for this purpose.

Directions to The Westin

American States Water Company

Proxy Statement for 2019 Annual Meeting

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April 4, 2019

American States Water Company
630 East Foothill Blvd.
San Dimas, California 91773

2019 Proxy Statement

The Securities and Exchange Commission, or SEC, has adopted rules to allow us to elect to use the Internet as our primary means of furnishing our proxy statement, electronic proxy card and our Annual Report on Form 10-K for the year ended December 31, 2018 to our shareholders.  As a result, on or about April 4, 2019, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials referred to herein as the Notice.  The Notice contains instructions on how to access our proxy materials over the Internet at www.proxyvote.com and how to request a paper copy of our proxy materials.  The proxy materials will be posted on the Internet no later than the date we begin mailing the Notice.  On or about April 4, 2019, we are mailing to all remaining shareholders a paper copy of our proxy materials.  We are sending a Notice or proxy materials to each of our shareholders of record in connection with the solicitation by our board of directors of proxies to be voted at our 2019 annual meeting and any adjournments thereof.

We have set the record date for determining the shareholders entitled to vote at the 2019 annual meeting as the close of business on March 22, 2019.  As of March 22, 2019, we had 36,795,218 common shares outstanding.  We do not have any other outstanding equity securities.  Each of our common shares is entitled to one vote.

We will hold our 2019 annual meeting on May 21, 2019 at 10:00 a.m., Pacific Time, at The Westin, 191 N. Los Robles Avenue, Pasadena, California 91101.

INFORMATION ABOUT THE 2019 ANNUAL MEETING

What is the purpose of the 2019 annual meeting?

At our 2019 annual meeting, we will ask our shareholders to elect directors to class II who will serve until our annual meeting of shareholders in 2022 or until our shareholders duly elect their qualified successors.  We are seeking advisory votes on the compensation that we pay our named executive officers, commonly referred to as a “say-on-pay” proposal.  In addition, we will ask shareholders to ratify the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm and to vote on any other matter, which may properly come before the 2019 annual meeting or any adjournment, including any proposal to adjourn the 2019 annual meeting.

Even if you can attend the 2019 annual meeting, we encourage you to vote early using the mail, telephone or Internet methods described below.

Who may attend the 2019 annual meeting?

Our shareholders and our representatives may attend our 2019 annual meeting.  If you are a shareholder of record on the record date, you must bring either the detachable portion of your proxy card or your Notice to gain admission to our 2019 annual meeting.  You are a shareholder of record if your shares are registered directly in your name.  We mailed this proxy statement or the Notice directly to you if you are a shareholder of record.

If you are a shareholder who holds shares through a brokerage firm, bank or other shareholder of record on the record date, you must bring a copy of your latest account statement showing your investment in our common shares.  If you are a beneficial owner of our shares, your broker, bank, trustee or nominee sent this proxy statement or the Notice to you.

How may I vote my shares in person at the 2019 annual meeting?

If you are the shareholder of record, you may vote your shares in person at the 2019 annual meeting if you have either the detachable portion of your proxy card or your Notice as proof of identification.  If you are the beneficial owner of shares held in street name, you may vote your shares at the meeting if you obtained a legal proxy from your broker, bank or other shareholder of record.  Participants in Golden State Water Company’s 401(k) plan may not vote their 401(k) shares in person at the 2019 annual meeting since the 401(k) plan trustee is the shareholder of record of these shares.

How may I vote my shares without attending the 2019 annual meeting?

All proxies that shareholders properly sign and return, unless properly revoked, will be voted at the 2019 annual meeting or any adjournment thereof in accordance with the instructions indicated on the proxy.

You may vote your shares without attending the 2019 annual meeting by mail, telephone or Internet.

Voting by Mail

◾	If you received a paper copy of the proxy materials, you may sign, date and return your proxy card in the pre-addressed, postage-paid envelope provided.

Voting by Telephone

◾	You may vote by proxy using the toll-free telephone number listed on the proxy card. Please have your Notice or the proxy card in hand before calling.

◾
If your shares are held through a brokerage firm, bank or other shareholder of record, you may vote by telephone only if the shareholder of record (broker, bank or other shareholder of record) offers that option to you.

◾
Votes submitted by telephone must be received by 11:59 p.m., Eastern Time, on May 20, 2019 to be voted at the 2019 annual meeting.  Participants in Golden State Water Company’s 401(k) plan may vote their 401(k) plan shares by telephone but must do so by the date set forth below.

Voting by Internet

◾
You may also vote by proxy using the Internet.  The Internet address is www.proxyvote.com, which is also listed on the Notice and the proxy card.  Please have the proxy card or Notice in hand before going online.  You may also view our proxy statement and 2018 annual report at this website.  If your shares are held through a brokerage firm, bank or other shareholder of record, you may vote by the Internet only if the shareholder of record (broker, bank or other shareholder of record) offers that option to you.

◾	Votes submitted by Internet must be received by 11:59 p.m., Eastern Time, on May 20, 2019 to be voted at the 2019 annual meeting. Participants in Golden State Water Company’s

401(k) plan may vote their 401(k) plan shares by Internet but must do so by the date set forth below.

Regardless of whether you attend the 2019 annual meeting in person, we encourage all our shareholders to vote using one of the methods described above.

Participants in Golden State Water Company’s 401(k) plan may vote their 401(k) plan shares by mail, phone or Internet as described above.  Votes submitted by telephone or using the Internet must be received by 11:59 p.m., Eastern Time, on May 17, 2019 in order for us to forward your instructions to the 401(k) plan trustee.  The trustee will vote 401(k) plan shares as to which no directions are received in the same ratio as 401(k) plan shares with respect to which directions are received from other participants in the 401(k) plan, unless contrary to the Employee Retirement Income Security Act of 1974.

May I change my vote after I submit a proxy?

You may revoke your proxy at any time before the named proxies vote at the 2019 annual meeting by any of the following methods:

◾	filing with us a written notice of revocation of the proxy bearing a later date,

◾	attending the 2019 annual meeting and voting in person, or

◾	presenting a written notice of the revocation of the proxy at the 2019 annual meeting.

If you hold your shares through a broker, bank or other shareholder of record, then you must obtain a legal proxy to take any of these actions.

Please bear in mind that your execution of a proxy will not affect your right to attend the 2019 annual meeting or any adjournment thereof and vote in person; however, your attendance at the 2019 annual meeting will not, by itself, revoke your proxy, unless you take one of the actions listed above.

How may I cast my vote?

In the election of directors, you may vote your shares for the nominees in the following manner:

◾	“FOR ALL” of the nominees,

◾	“WITHHOLD ALL” (you may withhold your authority to vote for any individual nominee(s) by marking the “For All Except” box and writing the number(s) of the nominee(s) on the line provided), or

◾	“FOR ALL EXCEPT,” and write the number(s) of the nominee(s) on the line provided for any individual nominee(s) for whom you choose to withhold your authority to vote.

With respect to the advisory vote to approve the compensation of our named executive officers and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, you may vote your shares in the following manner:

◾	“FOR,”

◾	“AGAINST,” or

◾	“ABSTAIN.”

Each share is entitled to one vote on each of these matters.

May I cumulate my votes for a director?

You may not cumulate your votes for a director (i.e., cast for any candidate a number of votes greater than the number of common shares that you hold on the record date) unless you or another shareholder:

◾	places the candidate’s name in nomination prior to the voting, and

◾	prior to the voting, gives notice of an intention to cumulate votes at the 2019 annual meeting.

If you or any other shareholder gives notice prior to voting of an intention to cumulate votes, then all shareholders may cumulate their votes for candidates who have been nominated.

How does the board recommend that I vote at the 2019 annual meeting?

Our board recommends that you vote your shares:

◾	“FOR ALL” of the nominees for class II director,

◾
“FOR” approval of the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and any related material disclosed in this proxy statement, referred to herein as a “say-on-pay” advisory vote, and

◾	“FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

How will the named proxies vote if I send in my proxy without voting instructions?

The named proxies will vote “FOR ALL” of the board’s nominees to be elected as directors, “FOR” the approval of the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and any related materials disclosed in this proxy statement, and “FOR” the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm if you send in your proxy without voting instructions.  The named proxies will also vote in favor of such other matters as are incident to the conduct of the 2019 annual meeting, unless otherwise instructed.

How will the named proxies vote if a nominee is unable to serve as director?

In the event any one or more of the nominees is withdrawn from nomination as a director or is unable to serve for any reason, a contingency not now anticipated, the named proxies may vote for a substitute nominee or nominees, unless otherwise instructed by a shareholder on his or her proxy.

What vote is required to approve each of the proposals?

Proposal 1

Candidates for the board of directors receiving the highest number of affirmative votes of the shares entitled to vote at the 2019 annual meeting in person or by proxy (up to the number of directors to be elected) will be elected.  Votes cast against a candidate or votes withheld will have no legal effect.  Brokers are not authorized to vote on this proposal unless you instruct otherwise.

Proposal 2

The compensation of the named executive officers, as disclosed pursuant to the compensation rules of the SEC, including the compensation discussion and analysis, compensation tables and any related material disclosed in this proxy statement will be approved upon an affirmative vote of a majority of our common shares represented in person or by proxy and voting, provided that the shares voting affirmatively also constitute at least a majority of the required quorum at the 2019 annual meeting.  Abstentions on this proposal will not be considered as a vote cast for or against this proposal.  Brokers are not authorized to vote on this proposal unless you instruct otherwise.  This vote is advisory and non-binding on the company, the compensation committee and the board.

Proposal 3

The appointment of PricewaterhouseCoopers LLP, as our independent registered public accounting firm, will be ratified by the affirmative vote of those present in person or by proxy and voting, provided that the shares voting affirmatively also constitute at least a majority of the required quorum at the 2019 annual meeting.  Abstentions on this proposal will not be considered as a vote cast for or against this proposal.  Brokers are authorized to vote on this proposal unless you instruct otherwise.

What happens if cumulative voting for directors occurs?

If we conduct voting for directors by cumulative voting, then you may cast a number of votes equal to the number of directors authorized multiplied by the number of shares you have a right to vote.  You may cast your votes for a single candidate or you may distribute your votes on the same principle among as many candidates in whatever proportion you desire.

The accompanying proxy will grant the named proxies discretionary authority to vote cumulatively if cumulative voting applies.  Unless you instruct the named proxies otherwise, the named proxies will vote equally for each of the candidates for the office of director; provided, however, that if sufficient numbers of our shareholders exercise cumulative voting rights to elect one or more candidates, the named proxies will:

◾	determine the number of directors they may elect,

◾	select such number from among the named candidates,

◾	cumulate their votes, and

◾	cast their votes for each candidate among the number they are entitled to vote.

What is the quorum requirement for the 2019 annual meeting?

A quorum is present if shareholders holding a majority of shares entitled to vote on the record date are present at the 2019 annual meeting, either in person or by proxy.  We will count shares represented by proxies that reflect abstentions and broker non-votes as present and entitled to vote for purposes of determining the presence of a quorum.  The term “broker non-vote” refers to shares held by brokers or nominees who have not received instructions on how to vote from the beneficial owners or persons entitled to vote if the broker or nominee indicates on the proxy that the broker or nominee does not have discretionary power to vote on the matter.

Who bears the costs of proxy distribution and solicitation?

We will bear the entire cost of preparing, assembling, printing and mailing proxy statements and the costs of any additional materials, which the board may furnish to you.  We will solicit proxies by U.S. mail in the case of beneficial owners that own 1,000 or more shares or, in the case of all other shareholders, brokers, banks and other nominees, by mailing a notice containing instructions on how to access our proxy materials and vote.  We have engaged the services of Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut 06902 for $8,000 to assist us in soliciting proxies.  We may also solicit proxies by telephone, or personally, by directors, officers and regular employees of the company who will receive no extra compensation for performing these services.

What does it mean if I receive more than one proxy or voting instruction card?

It means your shares are either registered differently or appear in more than one account.  Please provide us with voting instructions for all proxy and voting instruction cards that you receive.

Who will serve as inspector of election?

The board of directors has appointed Broadridge Financial Solutions, Inc. to act as the inspector of election.  The inspector of election will count all votes cast, whether in person or by proxy.

How is an annual meeting adjourned?

Shareholders may adjourn an annual meeting by the affirmative vote of a majority of the shares represented at the annual meeting, in person or by proxy, even if a quorum is not present.  If a proposal is made to adjourn the 2019 annual meeting to enable management to continue to solicit proxies in favor of a proposal, the proxies will be voted in favor of adjournment, unless otherwise instructed.

In the absence of a quorum at the 2019 annual meeting, no business may be transacted at the 2019 annual meeting other than an adjournment.  We may conduct any business at an adjourned meeting, which we could have conducted at the original meeting.

We are not required to give you notice of an adjournment of an annual meeting if we announce the time and place of the adjournment at the annual meeting at which the adjournment takes place.  We must, however, give you notice of the adjourned meeting if the adjournment is for more than 45 days or, if after the adjournment, we set a new record date for the adjourned meeting.

BOARD STRUCTURE AND COMMITTEES

How is the board of directors structured?

The board of directors currently consists of nine directors, with an independent non-management director serving as its chair.  The board is divided into three classes (class I, class II and class III).  Shareholders elect directors in each class to serve for a three-year staggered term expiring in successive years or until shareholders duly elect their successors.  The term of the class III directors will expire at the 2020 annual meeting.  The term of the class I directors will expire at the 2021 annual meeting.  The term of the directors elected to class II at this annual meeting will expire at the 2022 annual meeting.

Mr. Lloyd E. Ross, the chair of the board, is a non-voting ex-officio member of all committees of the board.  Mr. Ross, as chair, also serves as the presiding director for executive sessions of the board and acts as lead director of the board.  Ms. Holloway was appointed as vice chair of the board effective

August 1, 2018 in order to familiarize herself with the duties of the chair and issues coming before the board and otherwise act in lieu of the chair at such times as may be requested by the chair or at such other times as may be desirable.

The board holds executive sessions of the board following regularly scheduled meetings and on an as-needed basis.  Some of these sessions are non-management executive sessions.  Currently, Mr. Robert J. Sprowls, who is also president and chief executive officer of the company, is the only employee director that participates in executive sessions of the board.  He does not participate in non-management executive sessions. The board held four executive sessions of the board in 2018, one of which included a non-management executive session.

The board of directors has determined that Mr. Ross and seven of the other members of the board are independent directors of the company.  The board believes that this leadership structure, in which the chair is an independent director acting as the lead director, ensures a greater role for the other independent directors in the oversight of the company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the board.  The board further believes that this leadership structure is preferred by a significant number of our shareholders.  The board has used this leadership structure since the formation of the company as a holding company in 1998.

What is the board’s role in risk oversight?

The board does not manage risk.  Rather the board oversees enterprise risk management, or ERM, performed under the direction of the chief executive officer and chief financial officer.  The board satisfies this responsibility by obtaining information from each committee chair regarding the committee’s risk oversight activities and from regular reports directly from officers and other key management personnel responsible for risk identification, risk management and risk mitigation strategies.  The reporting processes are designed to provide visibility to the board about the identification, assessment and management of critical risks and management’s risk mitigation strategies.  Diana M. Bontá was appointed as a liaison between the board and management with respect to providing additional oversight of the company’s ERM programs.  Dr. Bontá reports to the full board regarding management’s implementation of the company’s ERM program and other matters relevant to the risk oversight responsibilities of the board.

The board has not established a risk oversight committee.  Instead, each committee oversees risks within its area of responsibility.

The audit and finance committee considers financial risks and exposures, particularly financial reporting, tax, accounting, disclosure and internal control over financial reporting, financial policies, investment guidelines, credit and liquidity matters and the company’s retirement plans.  The audit and finance committee receives regular reports from the internal auditor of the company to assist it in overseeing financial risks.  The audit and finance committee is not responsible for the oversight of non-financial risks.  The oversight of non-financial risks is performed by the full board and other committees.

The nominating and governance committee considers risks and exposures relating to corporate governance and succession planning for the board and the chief executive officer.  The nominating and governance committee is also responsible for making recommendations regarding the delegation of risk oversight responsibilities to committees of the board and the policies and procedures for coordinating the risk oversight responsibilities of the board, the ERM liaison and each of the committees and the board.

The compensation committee considers risks associated with executive and employee compensation programs.  The ASUS committee oversees the risks and exposures associated with the company’s contracted services operations at American States Utility Services, Inc. and its subsidiaries, or ASUS.

What is the board’s role in succession planning?

The board, with the assistance of the compensation and nominating and governance committees, oversees succession planning and leadership development of the chief executive officer and other officers, directors and managers of the company.  In addition to reviewing the company’s succession planning processes, the compensation committee reviews the development plans that are being utilized to strengthen the skills and qualifications of candidates for leadership positions in the company.  The compensation committee also recommends to the board actions that the committee believes should be taken in light of the operations needs of the company and its talent pool to enable the company to attract, motivate and retain the right people in the right positions now and into the future or otherwise enable the company to meet its talent needs in the event of a sudden loss of the chief executive officer or other officers, directors or managers.  The committee also periodically reviews a report on the diversity demographics of the company.

The nominating and governance committee is responsible for matters related to board succession planning.  You may find additional information on characteristics that the nominating committee considers in nominating a candidate for the board under the heading “Nominating and Governance Committee-How does the nominating and governance committee assess candidates to fill vacancies on the board?”

What are the procedures for changing the number of directors?

Under our bylaws, the board of directors may increase the authorized number of directors up to eleven without obtaining shareholder approval so long as we list our common shares on the New York Stock Exchange.  We currently have nine directors on our board.  The board of directors may also decrease the number of authorized directors to no less than six without obtaining shareholder approval.  If the number of authorized directors is decreased to six, then the board will cease to be classified; provided, that the decrease in the number of directors cannot shorten the term of any incumbent director.

Unless otherwise approved by our shareholders, the board of directors will cease to be classified if our common shares are not listed on the New York Stock Exchange.

How are vacancies filled on the board of directors?

A majority of the remaining directors may fill vacancies on the board, except those existing because of a removal of a director, though less than a quorum.  If the board consists of only one director, the sole remaining director may fill all vacancies on the board.  Each director so elected will hold office until the end of the term of the director who has been removed, or until the director’s successor has been duly elected and qualified.  Our shareholders also have the right to elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors.

Under what circumstances may a director be removed from the board?

Under California law, a member of the board of directors may be removed:

◾	by the board of directors as the result of a felony conviction or court declaration of unsound mind,

◾	by the shareholders without cause, or

◾	by court order for fraudulent or dishonest acts or gross abuse of authority or discretion.

Generally, shareholders may not remove a director if the votes cast against removal are sufficient to elect the director if voted cumulatively at an election of directors held at the time of removal.  In addition, no director may be removed by shareholders by written consent unless all shareholders vote for removal of the director.

What committees does the board of directors have?

The board has three standing committees:

◾	an audit and finance committee,

◾	a nominating and governance committee, and

◾	a compensation committee.

Each committee operates under a written charter, which identifies the purpose of the committee and its primary functions and responsibilities.  Copies of these committee charters are available on our website at www.aswater.com.

The board has also established another committee, known as the ASUS committee, to oversee our contracted services business.  The ASUS committee operates under a written charter.

How often did the board and each of the committees meet during 2018?

During 2018:

◾	directors met, as a board, five times,

◾	the audit and finance committee met six times,

◾	the nominating and governance committee met four times,

◾	the compensation committee met seven times, and

◾	the ASUS committee met four times.

No board member in 2018 attended less than 75% of the meetings of the board.  No committee member in 2018 attended less than 75% of the committee meetings of any committee in which he or she was a member.

NOMINATING AND GOVERNANCE COMMITTEE

What are the functions of the nominating and governance committee?

The nominating and governance committee assesses qualifications of candidates to fill vacancies on the board and makes recommendations to the board regarding candidates to fill these vacancies.  The nominating and governance committee also

◾	recommends to the board changes in the company’s corporate governance policies and procedures and CEO and board succession;

◾	recommends to the board a director education program for the year;

◾	reviews and oversees management’s preparation of our corporate social responsibility report which is posted on the company’s website at aswater.com;

◾	reviews shareholder proposals received by the company and makes recommendations to the board regarding appropriate actions to take in response to any such proposals;

◾	periodically reviews needs of the board and each of the committees of the board and whether there is a need for refreshment of the board; and

◾	reviews its charter and assesses its own performance annually.

How does the nominating and governance committee assess candidates to fill vacancies on the board?

The nominating and governance committee assesses nominees for directors based on a number of qualifications, including:

◾	a reputation for integrity, honesty and adherence to high ethical standards;

◾	holding or having held a generally recognized position of leadership;

◾	business acumen, business or governmental experience and an ability to exercise sound business judgment in matters that relate to our current and long-term objectives;

◾	an interest and ability to understand the sometimes conflicting interests of our various constituencies, including shareholders, employees, customers, regulators, creditors and the general public;

◾	an interest and ability to act in the interests of all shareholders;

◾	an ability to work constructively with groups with diverse perspectives and to tolerate opposing viewpoints;

◾	a commitment to service on the board, including commitment demonstrated by prior board service; and

◾	a willingness to challenge and stimulate management.

Each director, other than the chief executive officer of the company, is also expected to satisfy the independence requirements of the board.

In addition to the criteria set forth above, the nominating and governance committee considers how the skills and attributes of each individual candidate or incumbent director work together to create a board that is collegial, engaged and effective in performing its duties.  In order to achieve this objective, the committee believes that the background and qualifications of the directors, considered as a group, should provide a significant mix and diversity of professional and personal experience, knowledge and skills that will allow the board to fulfill its responsibilities.  The committee construes the concept of diversity broadly so as to include a variety of opinions, perspectives, personal experiences and backgrounds and other differentiating characteristics, including gender and ethnicity.

The process used by the committee in assessing candidates for director is a subjective one.  The committee has considered knowledge, skills and experience in the following areas to be helpful to the board in selecting nominees for director:

◾	finance

◾	accounting

◾	engineering

◾	real estate

◾	construction

◾	government contracting

◾	public utility and/or other regulated industry

◾	corporate governance

◾	customer and community service

For information on the specific backgrounds and qualifications of our current directors, see “Proposal 1: Election of Directors.”

As part of its annual self-assessment process, the board also evaluates itself and/or directors on a variety of criteria, including:

◾	independence

◾	commitment, time and energy devoted to service on the board

◾	overall contributions to the board

◾	attendance at, and preparation for, board and committee meetings

◾	effectiveness as chair of the board

◾	collegiality

◾	understanding the role of the board and the committees on which he or she serves

◾	judgment and appropriateness of comments

◾	skill set relative to board needs

◾	understanding of the company’s business, industry and risks

◾	opportunity to engage and stimulate management

The maximum age at which the board may nominate a director for election, absent extraordinary circumstances, is 75.  If Ms. Hopkins is elected as a director, only four members of our board will be over 70 and only three will have served on the board for more than 10 years.

The nominating and governance committee generally considers candidates recommended by board members, professional search firms, shareholders and other persons, in addition to board members whose terms may be expiring.  The way in which the nominating and governance committee evaluates a new person as a nominee does not differ based on who makes the nomination.

Mr. Ross is not eligible to be nominated to serve on the board of directors in 2019 as he is over the age of 75.  In May 2018, the committee discussed engaging an executive search firm to identify and vet candidates to fill Mr. Ross’ seat on the board.  The committee also authorized preparation of a matrix of desired skills and experience to guide the search.  Mr. McNulty thereafter recommended Ms. Hopkins to be considered as a candidate for the board and as a member of the ASUS committee.  Mr. McNulty will be retiring from the board at the annual meeting in 2020 as he will be over the age of 75.  As a result, the board will no longer have a person with private enterprise government procurement and project management experience serving on the board after Mr. McNulty retires, unless a person with this type of experience is elected to the board.  Nor will there be a person with construction management experience after this annual meeting when Mr. Ross and Mr. McNulty retire, unless a person with this type of experience is elected to the board.

 Management, with input from Ms. Holloway and Mr. McNulty, prepared a matrix of desired skills as requested by the committee with an emphasis on persons with either military/government or private enterprise contracting experience.  Mr. Sprowls and Ms. Holloway, the chair of the committee, interviewed Ms. Hopkins in September 2018.  In October, after discussion of the skills matrix and background information on Ms. Hopkins obtained by management, the committee determined that it was desirable to recommend Ms. Hopkins as the nominee rather than to engage a professional search firm to conduct a further search.

What is the role of the board in the nomination process?

After the board receives the nominating and governance committee’s recommendations on nominees, the board then nominates director candidates the board deems most qualified for election at an annual meeting, taking into account the background, qualifications and age of each of the other members of the board.

If a vacancy or a newly created board seat occurs between annual meetings, the board is responsible for filling the vacancy or newly created board seat in accordance with our bylaws as described above under the heading, “How are vacancies filled on the board of directors?”

Who are the members of the nominating and governance committee?

Ms. Holloway is the chair of the nominating and governance committee.  Mr. Anderson and Dr. Bontá are members of this committee.  Mr. Ross has served as a non-voting ex-officio member of this committee.

How may a shareholder nominate a person to serve on the board?

You may submit the name of a person for election as a director either by submitting a recommendation to the nominating and governance committee or by directly submitting a name for consideration at a shareholder meeting.  In either event, you must submit the name of the nominee in writing to our corporate secretary at our corporate headquarters between February 19, 2020 and March 6, 2020, in order for your nominee to be considered for election as a director at the 2020 annual meeting.  If we change the 2020 annual meeting date by more than 30 days from the date of our 2019 annual meeting or the date a special meeting is held, you will have another opportunity to submit nominations.  In this case, the corporate secretary must receive your nomination at our corporate headquarters no later than the close of business on the tenth day following the earlier of the date on which we mail you notice of the meeting or we publicly disclose the meeting date.

Your notice to the corporate secretary must contain:

◾	all information that the SEC requires us to disclose in our proxy statement about the nominee,

◾	a consent by the nominee to be named in the proxy statement and to serve as a director if elected,

◾	the name and address of the record and beneficial owner, if any, of the shares making the nomination, and

◾	the number of shares held.

If you submit a name for consideration by the nominating and governance committee, we may also ask you to provide other information reasonably related to the recommended individual’s qualifications as a nominee.  The person recommended should be able to, upon request and with reasonable advance notice, meet with one or more members of the nominating and governance committee and/or the board of directors to inquire into the nominee’s qualifications and background and otherwise to be interviewed for purposes of the nomination.

If you plan to submit a name directly for nomination as a director at a shareholder meeting, you must comply with all requirements of the Securities Exchange Act of 1934 in connection with soliciting shareholders to vote for your nominee.

We have made no material changes in 2019 to these procedures for the nomination of directors.

Have we paid fees to any third party to assist us in evaluating or identifying potential nominees to the board?

We have not paid any fees for assistance in identifying potential candidates to fill a vacancy on the board since our previous annual meeting.

Did we receive any nominations for director from certain large beneficial owners of our common shares?

Since our previous annual meeting, we have not received any nominations from a shareholder or a group of shareholders owning more than 5% of our outstanding common shares.

AUDIT AND FINANCE COMMITTEE

Who are the members of the audit and finance committee?

Ms. Anderson is the chair of the audit and finance committee.  Mr. Fielder and Ms. Wilkins are members of this committee.  Mr. Ross has served as a non-voting ex-officio member of this committee.

Does the audit and finance committee have any audit committee financial experts?

The board of directors determined:

◾	all members of the audit and finance committee are financially literate,

◾	Ms. Anderson and Ms. Wilkins are “audit committee financial experts”, and

◾	all members of the audit and finance committee are independent under the standards set forth in Rule 10A-3 of the Securities Exchange Act of 1934 and the rules of the New York Stock Exchange.

Audit and Finance Committee Report

Functions of the Audit and Finance Committee

The audit and finance committee:

◾	reviews significant public documents containing financial statements provided to shareholders and regulatory agencies and reviews all periodic reports filed with the SEC;

◾	discusses with the company’s independent registered public accounting firm its plans, if any, to use the work of internal auditors;

◾
reviews the internal audit function, including its competence and objectivity and proposed audit plans for the coming year, including intended levels of support for and coordination with the external audit process;

◾	discusses with the internal auditors and the company’s independent registered public accounting firm, the financial statements and the results of the audit;

◾	discusses significant management judgments and/or accounting estimates used in the preparation of the financial statements;

◾
discusses with the company’s independent registered public accounting firm any significant matters regarding internal controls over financial reporting that have come to its attention during the conduct of the audit;

◾	reviews the qualifications of our independent registered public accounting firm and appoints (and has sole authority to terminate) our independent registered public accounting firm;

◾	reviews and approves fees charged by our independent registered public accounting firm;

◾	reviews and evaluates the effectiveness of our process for assessing significant financial risks and the steps management takes to minimize these financial risks;

◾	reviews and makes recommendations to the board of directors regarding related party transactions;

◾	reviews accounting and financial human resources;

◾
establishes procedures for the receipt, retention and treatment of complaints that the company receives regarding accounting, internal controls or auditing matters and for the confidential anonymous submission by our employees of concerns regarding questionable accounting or auditing matters or related party transactions;

◾	reviews the committee’s charter and its own performance annually; and

◾	oversees the company’s compliance with legal and regulatory requirements that we believe could have a significant impact on its financial statements.

Management has the primary responsibility for our financial statements, internal controls, disclosure controls and the financial reporting process.  PricewaterhouseCoopers LLP, our registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing a report based on its findings.  The audit and finance committee is responsible for monitoring and overseeing our financial reporting process.  PricewaterhouseCoopers LLP reports directly to the audit and finance committee and, if requested, the board of directors.

Discussions with Independent Auditors

PricewaterhouseCoopers LLP provided to the audit and finance committee the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit and finance committee concerning independence, and the audit and finance committee discussed with PricewaterhouseCoopers LLP the independent accountant’s independence.  The audit and finance committee also reviewed and discussed our audited consolidated financial statements with PricewaterhouseCoopers LLP and matters related to the audit required by the Public Company Accounting Oversight Board, including the firm’s evaluation of our internal control over financial reporting and the overall quality of our financial reporting.

Discussions with Management

The committee reviewed and discussed with management the company’s audited consolidated financial statements for 2018.  Management has represented to the audit and finance committee that our internal controls over financial reporting have no material weaknesses and that management prepared the company’s consolidated financial statements in accordance with generally accepted accounting principles.

Recommendation for Inclusion in Form 10-K

Based upon the audit and finance committee’s discussions with management and PricewaterhouseCoopers LLP, the audit and finance committee’s review of the representations of management and the reports and presentations of PricewaterhouseCoopers LLP to the audit and finance committee, the audit and finance committee recommended that the board of directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC.

This report is submitted by:

        Sarah J. Anderson, Chair
        John R. Fielder, Member
        Janice F. Wilkins, Member

COMPENSATION COMMITTEE

What are the functions of the compensation committee?

Our compensation committee, which consists entirely of independent directors:

◾	reviews the performance of our executive officers in January of each year and at the time of the hiring or promotion of an executive officer;

◾	selects a compensation consultant to assist the committee in evaluating the amount or form of executive and director compensation;

◾
recommends the salary for each executive officer, including the salary of Mr. Sprowls, the president and chief executive officer of the company, for ratification by the independent members of the board;

◾	makes stock awards for each executive officer and manager pursuant to our equity compensation plans;

◾	sets performance standards and makes awards under our equity and non-equity compensation plans;

◾	approves objective and discretionary cash bonuses for executive officers;

◾	approves the amount of stock awards following the end of the performance period based upon the satisfaction of objective performance criteria;

◾	reviews and makes recommendations to the board regarding long-term compensation strategies and changes in the executive compensation program and the terms of our employee benefit and pension plans;

◾	reviews trends in executive compensation and considers changes in accounting principles and tax laws that impact executive compensation;

◾	makes recommendations to the board regarding the terms of employment and severance arrangements applicable to specific executive officers;

◾	reviews and makes recommendations to the board regarding the compensation of directors;

◾
administers the 2008 Stock Incentive Plan, or 2008 plan, and the 2016 Stock Incentive Plan, or 2016 plan, for employees, and the 2003 Non-Employee Directors Stock Plan, or 2003 directors plan, and the 2013 Non-Employee Directors Stock Plan, or 2013 directors plan, for non-employee directors; and

◾	reviews and discusses with management the Compensation Discussion & Analysis section of this proxy statement.

The compensation committee has the authority, in its discretion, to hire, retain, terminate and oversee the work of compensation consultants, independent counsel and other advisers to assist the committee in evaluating the amount or form of executive or director compensation.  Before retaining any compensation consultant, independent counsel or other such advisers, the compensation committee is required to consider those factors specified in the Dodd-Frank Act and the rules and regulations promulgated by the SEC thereunder and such other factors that the compensation committee deems appropriate that may affect the independence of such consultants, counsel or advisers.  Unless otherwise provided by the board, the compensation committee does not have the authority to delegate its authority to a subcommittee.

What fees have we paid for services provided by our compensation consultant and its affiliates?

The compensation committee engaged Pearl Meyer, to prepare a survey of executive and director compensation trends and pay practices of other companies and to make recommendations to the compensation committee regarding the amount and types of compensation to be paid to our executive officers in 2018 and to our directors (hereafter referred to as the engagement).  The aggregate amount of fees paid to Pearl Meyer in 2018 in connection with the engagement was $93,504.  The compensation committee had the sole authority to appoint Pearl Meyer, oversee the compensation services provided by Pearl Meyer and to approve the compensation paid to Pearl Meyer for these services.

Is our compensation consultant independent?

The compensation committee believes that the consulting advice that it has received from Pearl Meyer was objective.  The committee has assessed the independence of Pearl Meyer pursuant to SEC rules and concluded that no conflicts of interest exist between the company and Pearl Meyer (or any individuals working on the company’s account on behalf of Pearl Meyer).  In reaching such determination, the committee considered the following factors, all of which were attested to or affirmed by Pearl Meyer:

◾	During 2018, Pearl Meyer provided no services to and received no fees from the company other than in connection with the engagement.

◾	The amount of fees paid or payable by the company to Pearl Meyer for services provided during the 2018 calendar year represented less than 1% of Pearl Meyer’s total revenue for the same period.

◾	Pearl Meyer has adopted and implemented a policy to prevent conflicts of interest or other independence issues.

◾
There are no business or personal relationships between any member of the Pearl Meyer team assigned to the engagement and any member of the compensation committee, other than in respect of the engagement, or any work performed by Pearl Meyer for any other company, board of directors or compensation committee for whom such committee member also serves as an independent director.

◾
There are no business or personal relationships between any member of the Pearl Meyers team assigned to the engagement or Pearl Meyer itself and any executive officer of the company other than in respect of the engagement.

◾	No individual on the Pearl Meyer team assigned to the engagement maintains any direct individual position in the stock of the company.

Compensation Committee Interlocks and Insider Participation

Mr. Anderson is the chair of the compensation committee.  Ms. Holloway, Dr. Bontá, and Mr. McNulty are members of this committee.  Mr. Ross has been a non-voting ex-officio member of this committee.

The board has determined that no member of this committee has a material relationship with the company, either directly or indirectly as a partner, shareholder or officer of an organization that has a material relationship with us or any other relationship with the company that the board of directors determined would affect the independence of that member.

No member of this committee is a current or former officer or employee of the company or any of its subsidiaries.  None of the executive officers of the company is (or has been during the past three years) a member of the board of directors or the compensation committee of any company on which any of our directors serves as an executive officer, director or member of the compensation committee.  No compensation committee member or any entity in which such member has a 5% or more interest or by whom such member is employed has received any consulting, advisory or other compensatory fees paid by the company or any of its subsidiaries, other than fees received by such member for serving on our board of directors, serving on or attending meetings of committees of our board, acting as a liaison between the board and/or its committees and management on matters specified by the board or otherwise working on matters specified by the board.  We are not aware of any facts or circumstances that would make any member of the compensation committee an affiliate of the company.

How does the board and each of its committees assess performance?

The nominating and governance committee uses an outside law firm to assist it in conducting an annual performance and needs assessment of the board.  Each board member is asked to submit both a subjective and objective assessment of the board as well as suggestions on how to improve board functioning and whether there are any strategic aspects of the company’s business that might merit additional board attention.  The results of this assessment are summarized by outside counsel and then distributed to the nominating and governance committee and the board for discussion.  Each of the committees also discusses its performance annually.

GOVERNANCE OF THE COMPANY

Is each of our board and committee members and nominee independent?

Based on information solicited from each director and nominee, the board has determined that none of our directors or Ms. Hopkins, other than Mr. Sprowls, has a material relationship with us, either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with us and is otherwise independent under the corporate governance standards of the New York Stock Exchange.  We have not adopted any other categorical standards for determining whether a board member is independent.

The board determined that Mr. Anderson, Ms. Anderson, Dr. Bontá, Mr. Fielder, Ms. Holloway, Mr. McNulty, Ms. Wilkins and Mr. Ross are independent directors.  The board also determined that Ms. Hopkins satisfies the independence standards of the New York Stock Exchange.  In determining that these directors and Ms. Hopkins are independent, the board considered the following facts:

◾	none of these directors or Ms. Hopkins or any of his or her immediate family members is or has been an executive officer or employee of the company or any of its subsidiaries at any time;

◾
none of our directors or Ms. Hopkins or any of his or her immediate family members or any “related person” had any indebtedness to us, any business relationship with us or any transaction or proposed transaction with us in excess of $120,000 since January 2018, other than compensation for serving as a director, serving as a member or attending meetings of a committee of the board, serving as a liaison between the board and management or otherwise working on matters specified by the board;

◾
none of these directors or Ms. Hopkins or any of his or her immediate family members received during any twelve-month period within the last three years more than $120,000 in direct compensation from us, other than compensation for serving as a director, serving as a member or attending meetings of a committee of the board, serving as a liaison between the board and management or otherwise working on matters specified by the board;

◾
none of these directors or Ms. Hopkins has accepted, either directly or indirectly, any consulting, advisory or other compensatory fee from us, other than compensation for serving as a director, serving as a member or attending meetings of a committee of the board, serving as a liaison between the board and management or otherwise working on matters specified by the board;

◾
no director or Ms. Hopkins is, or has been, an employee of any entity, including a charitable organization, that has made payments to, or received payments or charitable contributions from us at any time during the past three years for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of the other entity’s consolidated gross revenues reported for that fiscal year;

◾
no immediate family member of any director or Ms. Hopkins is an executive officer of any entity, including a charitable organization, that has made payments to, or received payments or charitable contributions from us at any time during the past three years for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of the other entity’s consolidated gross revenues reported for that fiscal year;

◾	no director or Ms. Hopkins or any of his or her immediate family members is a current partner or employee of a firm that is our internal or external auditor;

◾
no director or Ms. Hopkins or any of his or her immediate family members was, within the last three years, a partner or employee of our internal or external auditor and personally worked on our audit during that time;

◾
none of the executive officers of the company is, or has been during the past three years, a member of the board of directors or the compensation committee of any company on which any of our directors or Ms. Hopkins serve as an executive officer, director or member of the compensation committee; and

◾	none of our directors or Ms. Hopkins is prohibited from serving on our board of directors by the interlocking director rules of the Federal Energy Regulatory Commission.

We did not identify any other businesses or other relationships between us and any non-employee director or Ms. Hopkins that would affect the independence of these directors or Ms. Hopkins nor did the board consider any other relationships or transactions in determining director independence.  The board has also affirmatively determined that all members of the audit and finance committee, nominating and governance committee and compensation committee, including Mr. Ross, are independent directors under the corporate governance listing standards of the New York Stock Exchange and that all members of the audit and finance committee are independent under the standards set forth in Rule 10A-3 under the Securities Exchange Act of 1934.

No member of the audit and finance committee served on more than three public company boards during 2018.

Do we have any relationships with any executive officers?

No executive officer or Ms. Hopkins or any of his or her immediate family members had any indebtedness to us, any business relationships with us or any transactions or proposed transactions with us since January 2018.

What procedures do we use for reviewing and approving transactions between us and our directors, nominee and executive officers?

We have adopted a code of conduct and guidelines on significant governance issues, which include policies and procedures regarding relationships between us and our directors and executive officers.  Information about how to obtain a copy of the code of conduct and guidelines on significant governance issues is set forth in this proxy statement under the heading, “Obtaining Additional Information from Us.”

Under the company’s guidelines on significant governance issues, directors are expected to make business opportunities relating to the company’s business available to the company before pursuing the opportunity for the director’s own or another’s account.  Neither the board nor the audit and finance committee has approved any other guidelines that would permit a director or executive officer to engage in any transactions or actions that would create a conflict of interest.  All conflict of interest transactions must be approved by disinterested members of the board and the audit and finance committee in accordance with California law and the rules of the New York Stock Exchange.

Our code of conduct prohibits any director or executive officer from engaging in any transactions or other actions, which create a conflict of interest, except under guidelines approved by the board or the audit and finance committee.  A conflict of interest arises if a director or executive officer takes an action or has interests that may make it difficult for the director or executive officer to act objectively or effectively and include:

◾	causing the company or any of its subsidiaries to employ or retain a family member as an employee or consultant,

◾	causing the company or any of its subsidiaries to do business with any businesses in which the director, executive officer or any family member stands to gain personally,

◾	making investments which may impair the ability of the director or executive to make decisions on behalf of the company,

◾
taking advantage of business opportunities relating to the company’s business or that are discovered through the use of corporate property, information or position for personal gain, without first offering the opportunity to the company, or

◾	competing with the company.

Our guidelines on significant governance issues also require each director to disclose to the board any financial or personal interest in any transaction that comes before the board for approval.  Each director and executive officer is also required to disclose annually any relationships with the company and to declare that all such relationships during the prior year have been disclosed.  We also asked Ms.

Hopkins to disclose any such relationships that she had with us during 2018.  Our board did not consider any transactions in which any member of the board or executive officer or Ms. Hopkins had an interest in 2018 or any related party transactions subject to disclosure under Auditing Standard No. 2410.

We do not provide loans, loan guarantees or otherwise extend credit, directly or indirectly, to any of our executive officers or directors or to Ms. Hopkins.

Have any of our directors, executive officers, nominee or affiliates been involved in certain legal proceedings during the past ten years?

None of our current executive officers, directors, Ms. Hopkins or any affiliate or owner of more than 5% of our common shares has been a party adverse to us in any material legal proceeding or been involved in any legal proceedings that the SEC has identified as being material to the evaluation of the ability or integrity of a director or executive officer.

What is our policy regarding attendance by board members at our annual meetings?

We adopted a policy that each director should make every reasonable effort to attend each annual meeting of shareholders.  All directors were present at our 2018 annual meeting.

What is the process for shareholders and other interested persons to send communications to our board?

You or any interested person may, at any time, communicate in writing with the chair of the board who presides at regularly scheduled board meetings and executive sessions, any particular director or non-management directors as a group, by writing to our corporate secretary at American States Water Company, 630 East Foothill Boulevard, San Dimas, California 91773.  We will provide copies of written communications received at this address to the relevant director or the non-management directors as a group unless the corporate secretary, in her reasonable judgment, considers the communications to be improper for submission to the intended recipient(s).  Examples of communications considered improper for submission include customer complaints, solicitations, ordinary work employee grievances, communications that do not relate directly or indirectly to our business and communications that relate to improper or irrelevant topics.

What are the requirements for submission of shareholder proposals?

If you want us to include your shareholder proposal in our proxy materials for the 2020 annual meeting, you must submit the proposal to our corporate secretary at American States Water Company, 630 East Foothill Boulevard, San Dimas, California 91773.  Our corporate secretary must receive your proposal no later than December 5, 2019.  Your proposal must also satisfy the other requirements for shareholder proposals set forth in Rule 14a-8 under the Securities Exchange Act of 1934.

A shareholder making a shareholder proposal should state as clearly as possible the course of action that the shareholder believes we should follow.  If we place a shareholder proposal on the proxy card, we will provide, in the form of proxy, the means for other shareholders to specify, by checking a box, as to whether they want to approve, disapprove or abstain from voting on the shareholder proposal.

If you want your shareholder proposal to be considered at the 2020 annual meeting and you have not met the deadline for us to include your shareholder proposal in our proxy materials, you may nevertheless submit your proposal for consideration at the 2020 annual meeting if you comply with the following procedures.

You must deliver or mail your notice to our corporate secretary at American States Water Company, 630 East Foothill Boulevard, San Dimas, California 91773 stating that you intend to submit a shareholder proposal at our 2020 annual meeting.  Our corporate secretary must receive your notice between February 19, 2020 and March 6, 2020, unless we change our 2020 annual meeting date by more than 30 days from the date of our 2019 annual meeting, in which case, our corporate secretary must receive your notice no later than the close of business on the tenth day following the day on which we mail you notice of the meeting or the date on which we publicly disclose the date of the meeting.

Your notice to our corporate secretary must include for each matter you propose to bring before the 2020 annual meeting:

◾	a brief description of the matter you intend to bring before the 2020 annual meeting;

◾	reasons for bringing such matter before the 2020 annual meeting;

◾	the name and address of the record and beneficial owner, if any, of the shares making the proposal;

◾	the number of our common shares you own; and

◾	any material interest you have in the matter.

STOCK OWNERSHIP

Are there any large owners of our common shares?

The following table identifies shareholders who owned more than 5% of our outstanding common shares on March 28, 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(4)
Common Shares
BlackRock Inc.
55 East 52nd Street
New York, NY 10055

The Vanguard Group, Inc.
100 Vanguard Blvd.
Malvern, PA 19355

State Street Corporation
State Street Financial Center
One Lincoln Street
Boston, MA 02111
		5,572,291(1) 4,242,262(2) 2,638,233(3)	15.1% 11.5% 7.2%

(1)          Based on Schedule 13G filed with the SEC on January 24, 2019, BlackRock Inc. has sole voting power over 5,491,276 of our common shares and sole dispositive power over 5,572,291 of our common shares.
(2)          Based on Schedule 13G filed with the SEC on February 11, 2019, The Vanguard Group, Inc. has sole voting power over 69,682 of our common shares, shared voting power over 21,877 shares, sole dispositive power over 4,161,137 of our common shares and shared dispositive power over 81,125 of our common shares.
(3)          Based on Schedule 13G filed with the SEC on February 13, 2019, The State Street Corporation has shared voting power over 2,510,377 of our common shares and shared dispositive power over 2,638,233 of our common shares.
(4)          Percent of class is calculated based upon the number of our common shares outstanding on March 28, 2019, plus any shares which a person has the right to acquire on or prior to May 27, 2019.

How much stock do directors, nominee and executive officers own?

We are providing you information in the table below regarding the number of our common shares beneficially owned by our directors, Ms. Hopkins and executive officers as of March 28, 2019, including common shares which each director and executive officer has a right to acquire on or prior to May 27, 2019.

SECURITY OWNERSHIP OF DIRECTORS, NOMINEE AND EXECUTIVE OFFICERS

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
James L. Anderson	14,758	*
Sarah J. Anderson	13,038	*
Diana M. Bontá	11,020	*
John R. Fielder	11,485	*
Anne M. Holloway	20,577	*
Mary Ann Hopkins	-	*
James F. McNulty	9,497	*
Lloyd E. Ross	30,520	*
Janice F. Wilkins	16,882	*
Robert J. Sprowls	127,381(1)	*
Eva G. Tang	41,942(2)	*
Denise L. Kruger	22,647	*
James C. Cotton	9,145	*
Patrick R. Scanlon	41,708	*
Directors and Executive Officers as a Group	458,171(3)	1.24%(4)

*Less than 1%

(1)       Mr. Sprowls has the right to acquire 13,038 of our common shares on or prior to May 27, 2019 through the exercise of stock options granted pursuant to the 2008 plan.

(2)          Ms. Tang has the right to acquire 2,616 of our common shares on or prior to May 27, 2019 through the exercise of stock options granted pursuant to the 2008 plan.

(3)       Our executive officers as a group have the right to acquire 17,586 of our common shares on or prior to May 27, 2019 through the exercise of stock options or the payout of restricted stock units that have vested. None of our directors or Ms. Hopkins have any rights to acquire any of our common shares through the exercise of stock options or the payout of restricted stock units on or prior to May 27, 2019. We have not included in this table common shares relating to dividend equivalents that may be received by our directors and executive officers with respect to dividends declared by the board after March 28, 2019 or restricted stock units which the directors and Ms. Hopkins will have a right to acquire on the date of the 2019 annual meeting pursuant to the 2013 directors plan.

(4)          Percent of class is calculated based upon the number of our common shares outstanding on March 28, 2019, plus any shares a person has the right to acquire on or prior to May 27, 2019.

Section 16(a) Beneficial Ownership Reporting Compliance

We have adopted procedures to assist our directors and executive officers in complying with Section 16(a) of the Securities Exchange Act of 1934, including assisting directors and executive officers with preparing and filing statements on Form 3, Form 4 and, if applicable, Form 5. We believe, on the basis of our review of the statements filed by directors and executive officers in 2018 that the only form, which was filed late was the Form 4 inadvertently filed 8 days late by Mr. Cotton with respect to the sale of common shares on May 15, 2018.

PROPOSAL 1: ELECTION OF DIRECTORS

We have provided information below about each of our directors and nominee, including his or her ages, years of service as a director of the company, educational background, business experience, service on other boards and community service activities. The process used by the board in nominating directors is a subjective one and is based on the recommendations of the nominating and governance committee, the background, qualifications and age of each of the other members of the board, considered as a group, and, if applicable, the evaluation of the performance of each director based on previous service on the board, board committees and as liaisons between management and the board or a committee or otherwise working on matters specified by the board.

What is the experience of each nominee for election as a director?

Our board of directors has nominated three persons as class II directors for a three-year term expiring at the end of our annual meeting of shareholders in 2022 or until their successors are duly elected and qualified.

The ages of the directors reported below are as of March 28, 2019.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR ALL” of the nominees listed below.

Dr. Diana M. Bontá

Dr. Bontá is a member of the nominating and governance committee and the compensation committee and serves as enterprise risk management liaison to the board. She has served as a director since 2007. Dr. Bontá is 68 years old.

Because of her extensive experience in public health and public affairs, Dr. Bontá brings valuable expertise to the board in the areas of customer and community service and corporate governance.

Dr. Bontá has been the President and Chief Executive Officer of The Bontá Group since June 2013. The Bontá Group provides consulting services in healthcare. Previously, Dr. Bontá served as the President and Chief Executive Officer of The California Wellness Foundation, a private independent foundation with a mission to improve the health of the people in California, by making grants, providing wellness education and preventing disease. She has also served as the Vice President of Public Affairs of the Kaiser Foundation Health Plan and Hospitals, Southern California Region, where she was responsible for setting the Region’s public policy agenda and providing leadership and oversight of public affairs programs and support for Kaiser Permanente’s external communications and reputation management. Dr. Bontá also served as the first Latina director of the California Department of Health Services. Prior to serving as director of the California Department of Health Services, Dr. Bontá served as director of the Department of Health and Human Services of the City of Long Beach, California.

Dr. Bontá holds doctorate and master’s degrees in public health from the University of California, Los Angeles. She has held an appointment as an adjunct professor at UCLA’s School of Public Health since 1999 and is a registered nurse.

Dr. Bontá has been a trustee of the Annie E. Casey Foundation since 2008 and the Archstone Foundation since 2009. Dr. Bontá served as the chair of the Archstone Foundation audit committee in 2017 and 2018 and is currently serving as the chair of its board of directors. Dr. Bontá has served as a commissioner of the City of Los Angeles Board of Fire Commissioners as an appointee of Mayor Antonio Villaraigosa, and as a director/trustee of the Charles R. Drew University of Medicine and Science. She has also previously served as a director/trustee on the Department of Health and Human Services Minority Health Committee, as an appointee of both California Governors Gray Davis and Arnold Schwarzenegger to the Board of Trustees of the Health Professions Education Foundation, and on the Pat Brown Institute.

Ms. Mary Ann Hopkins

Ms. Hopkins has not previously served on the board of directors of the company or any of its committees. Ms. Hopkins is 54 years old.

Ms. Hopkins has 29 years of progressive experience in engineering and management with an emphasis on infrastructure, environmental, defense, security and intelligence markets, including serving the U.S. government. This experience should be helpful to the board in its oversight of ASUS’s military privatization activities and the infrastructure and environmental issues facing the water and electric utility industries in California.

Ms. Hopkins has been a Group Executive at Arcadis NV, a global design, engineering and consulting company based in the Netherlands, since 2016. She is a member of the Arcadis Executive Leadership Team and is responsible for overseeing the Arcadis North American and South American regions and the architecture practice of Arcadis. From 2012 until 2016, she was a Group President of Parsons Corporation, an international engineering, construction, technical and management services firm whose customers include the U.S. government. As Group President, she was responsible for worldwide operations of the Federal Unit of Parsons serving the primary markets of infrastructure, environmental, defense, security and intelligence. Prior to her promotion to Group President, she has served in various other executive and management capacities at Parsons since 1989.

Ms. Hopkins has been a member of the board of directors and the audit, risk and compliance committee and the finance committee at Blumont since 2016. Blumont delivers shelter, food and non-humanitarian aid to refugees and internally displaced persons impacted by political crisis.

Ms. Hopkins has a BS and a master’s degree in civil engineering from Syracuse University and attended the Advanced Management Program at Duke University. She is a registered Professional Engineer in Virginia.

Mr. Robert J. Sprowls

Mr. Sprowls has served on the American States Water Company board since May 2009 and the boards of the subsidiary companies since his appointment as President and Chief Executive Officer of the company effective January 2009. Mr. Sprowls is a member of the ASUS committee. He is 61 years old.

Mr. Sprowls is the sole management member of the board of directors. As President and Chief Executive Officer of the company since 2009 and Chief Financial Officer for four years prior to that, Mr. Sprowls has an intimate knowledge of the company and its operations and personnel. He has also been in a leadership role in the water industry having served as President and a member of the executive committee of the National Association of Water Companies, a non-profit organization representing private water companies. He has more than 30 years of experience in business strategy, operations management, corporate finance and business problem-solving for regulated utilities, utility holding companies and highly competitive, non-regulated utility affiliates.

Mr. Sprowls is the President and Chief Executive Officer of American States Water Company and holds similar titles and responsibilities for the company’s subsidiaries, Golden State Water Company, or GSWC, and American States Utility Services, Inc. and its subsidiaries, or ASUS.

Prior to joining American States Water Company, Mr. Sprowls spent 21 years at CILCORP Inc., or CILCORP, a public utility holding company whose largest subsidiary, Central Illinois Light Company, served approximately 250,000 gas and electric utility customers. During his tenure with CILCORP, Mr. Sprowls held positions as President, Business Unit Leader – Energy Delivery, Chief Financial Officer (CFO) and Treasurer of Central Illinois Light Company, CFO of a non-regulated subsidiary of CILCORP, QST Enterprises Inc., and Vice President and Treasurer of CILCORP. Mr. Sprowls left CILCORP and Central Illinois Light Company following the sale of the company to Ameren Corporation in 2003.

Mr. Sprowls is currently a member of the board of directors of the National Association of Water Companies and a member of the Southern California Leadership Council. He has served on the board of directors of CILCORP Inc. and Central Illinois Light Company. He has been a past chairman and a member of the board of directors of the Illinois Energy Association, a past chairman and a member of the board of directors of Goodwill Industries of Central Illinois and a committee chairman for the Heart of Illinois United Way Campaign.

He holds a BA degree in economics and business administration from Knox College in Illinois and a master’s degree in business administration from Bradley University, also in Illinois. He is a Certified Public Accountant (Inactive) and a Certified Management Accountant.

What is the experience of our other directors?

Our board has three class III directors with terms expiring at the end of the annual meeting in 2020 or until their successors are duly elected and qualified.

Mr. John R. Fielder

Mr. Fielder was appointed by the board as a director on January 2, 2013. He has been a member of the audit and finance committee since January 25, 2013 and a member of the ASUS committee since May 20, 2013. He is 73 years old.

Mr. Fielder brings a unique blend of experience in the areas of public utility regulation, strategy, management and information technology matters as a result of over 40 years of experience at Southern California Edison Company.

Mr. Fielder is retired. He was President of Southern California Edison Company from October 2005 until his retirement on December 31, 2010. As President, he was responsible for operations support, customer service, information technology, environmental affairs, state regulatory and public affairs and employee relations. Prior to his position as President, Mr. Fielder held various leadership positions at the Company, including Senior Vice President of Regulatory Affairs for 14 years and Vice President of Information Services.

Mr. Fielder has served on a number of not-for-profit boards during his career. He currently serves on the governing board of Long Beach Memorial Hospital and the hospital’s Foundation board. He is a member of the Memorial Health Services investment committee. Since 2006, he has also served as a member of the board of the Rancho Los Cerritos Foundation, which supports a historic property and museum in Long Beach, California, and has served on the finance committee of the Foundation since 2012. He also served a two-year term as chair of the board of the Long Beach Aquarium of the Pacific in 2011 and 2012 and a term as the chair of the audit committee of the Aquarium in 2013 and 2014. In addition, he has served on the board development committee of Long Beach BLAST, a program to connect college students with youth facing adversity. He has also served on various industry association boards during his career.

Mr. Fielder has a BA degree from the University of California, Santa Barbara, an MBA from the University of California, Los Angeles, and a law degree from Pepperdine School of Law.

Mr. James F. McNulty

Mr. McNulty was appointed to the board in January 2010. He is chair of the ASUS committee, was a member of the nominating and governance committee until May 20, 2013 and became a member of the compensation committee on May 20, 2013. Mr. McNulty is 76 years old.

Mr. McNulty has expertise in engineering, government contracting and project management. Because of his 24 years of service in the Army and his experience at Parsons Corporation discussed below, he is able to provide valuable insights to the ASUS committee with respect to its oversight of the company’s military utility privatization projects. He also has knowledge of the practices of other public companies due to his service on the board of other public companies and his work as the former chair and Chief Executive Officer of Parsons Corporation.

Mr. McNulty is retired. He is the former chairman and Chief Executive Officer of Parsons Corporation, an international engineering, construction and technical and management services firm whose customers include the U.S. government. He retired from the Corporation in May 2008 but continued to serve on the Board and as Chairman of the Board until November 2008.

From 2009 until December 2018, Mr. McNulty served as a director and member of the compensation and nominating and governance committees of ARC Document Solutions, a publicly-traded document management company. From 2013 until December 2018, he also served as the chair of its compensation committee.

Mr. McNulty has a BS degree in engineering from the United States Military Academy at West Point and master’s degrees from The Ohio State University and the Massachusetts Institute of Technology where he was an Alfred P. Sloan Fellow.

Prior to February 2017, Mr. McNulty served as a trustee of the Linsly School, his high school alma mater in Wheeling, West Virginia. He is also a past member of the board of directors of the Greater Los Angeles Chamber of Commerce, the California Science Center, the Los Angeles Sports Council and the board of trustees of Pomona College. He is a former chairman of Town Hall, Los Angeles.

Ms. Janice F. Wilkins

Ms. Wilkins has been a member of the board since her election in May 2011. She is a member of the audit and finance committee and the ASUS committee. Ms. Wilkins is 74 years old.

Ms. Wilkins brings extensive expertise to the board in accounting and finance, public company reporting, internal auditing and the development and oversight of ethics and compliance programs.

Ms. Wilkins retired as Vice President of Finance and the Director of Internal Audit for Intel Corporation in June 2010 where she was responsible for global internal audit, investigations, and ethics and compliance operations staffs. During her 29-year career with Intel, she held various operational and corporate finance controllership, management and executive positions and managed the human resource organization responsible for U.S. compensation and benefits

In 2001, Ms. Wilkins was recognized by Ebony Magazine as one of the top-ranking African American women in corporate America. In 2004, she was named Outstanding Businesswoman of the Year by the Gamma Nu Chapter of Iota Lambda Sorority, with recognition from the U.S. Senator from California, a California State Senator, and the Mayor of San Francisco.

Ms. Wilkins holds a BS degree in accounting from Xavier University in New Orleans, Louisiana, and an MBA from Golden Gate University in San Francisco,

California. She has been a member of the Institute of Internal Auditors and Financial Executives International. She has also been involved in professional organizations such as the Conference Board, the Audit Director Roundtable, the Compliance and Ethics Leadership Council of the Corporate Executive Board, the General Auditors’ Council of Manufacturers’ Alliance and the National Association of Corporate Directors.

Ms. Wilkins currently serves as a member of the Board of Trustees of Golden Gate University and is a member of the audit and finance committees. She previously served as a member of the Board of Trustees of Sacred Heart Schools in Atherton, California, where she chaired the Audit Committee from 2008-2013. In addition, she was a member of the Links, Inc., an organization that promotes and engages in educational, civic and inter-cultural activities to enrich the lives of members of the African-American community. She served on the Executive Board and as Treasurer of the Peninsular Bay Chapter of the Links, Inc. Ms. Wilkins was a member of the Board of Trustees of her alma mater, Xavier University, in New Orleans where she chaired the business affairs committee. Ms. Wilkins has also served as a member of the Finance Council of St. Pius Church in Redwood City, California.

Our board has three class I directors with terms expiring at the end of the annual meeting in 2021 or until their successors are duly elected and qualified.

Mr. James L. Anderson

Mr. Anderson is chair of the compensation committee and a member of our nominating and governance committee. He has served as a director since 1997. Mr. Anderson is 75 years old.

Mr. Anderson brings strong leadership and management skills to the board developed through his extensive experience as an executive in the insurance industry. His business acumen and operational experience have also enabled him to provide valuable insights to the board and the committees on which he serves.

Mr. Anderson is retired. He was a Senior Vice President of Americo Life, Inc., a privately held life insurance and annuity holding company, from 2003 until his retirement on June 1, 2018. He was also a Senior Vice President of several subsidiaries of Americo Life, Inc. engaged in the marketing and underwriting of life and annuity insurance products from 2003 until his retirement on June 1, 2018. On June 1, 2018, he began serving on the board of Americo Life, Inc. and several of its subsidiaries. Prior to 2003, he was President of Americo Financial Services, a third-party administrator and marketer of retirement plans, life insurance and annuities in the education industry and to seniors. He also served for ten years as the President and Chief Executive Officer of Fremont Life Insurance Company prior to its acquisition by Americo Life, Inc. in 1996.

Mr. Anderson has a BS degree in business from Fort Hays Kansas State University.

Ms. Sarah J. Anderson

Ms. Anderson was appointed by the board as a director on March 21, 2012. She has been the chair of the audit and finance committee since May 20, 2013 and was a member of the ASUS committee from May 22, 2012 until May 20, 2013. She was a member of the audit and finance committee prior to her appointment as a chair of the committee. She is 68 years old.

Ms. Anderson brings additional expertise to the board in the areas of accounting and financial advisory services. Her financial and accounting experience enables her to understand and analyze accounting matters and to communicate well with both our internal and external auditors. She keeps abreast of current accounting and financial topics and is able to ask appropriate questions of management and auditors alike. She understands tax, audit procedures, financial reporting requirements and risk identification and assessment issues and has knowledge of practices at other public companies in other industries through her work as an auditor and as a board member of other public companies. She also possesses valuable management experience because of the various leadership roles that she has held in the accounting profession and in the government and non-profit sectors.

Ms. Anderson retired from Ernst &Young LLP in 2008 where she served for 24 years, 21 years of which she served as an advisory services partner. She served many clients, both public and private, across various industries, including utilities, government and service industries. Ms. Anderson served in multiple leadership positions at Ernst & Young LLP, including serving as the managing partner of both the company’s Orange County and Riverside offices.

Ms. Anderson has a BS degree in business administration with a concentration in accounting from Northeastern University. She is a licensed California CPA (inactive) and is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants.

Ms. Anderson served on the California Board of Accountancy from 2006 until 2013 during which she served on the legislative and professional practice committees. She also served as chair of the Board in 2011. Ms. Anderson has also been a member of the Accountancy Licensee Database Committee and the Uniform Accountancy Act Committee for the National Association of State Boards of Accountancy.

Ms. Anderson has served on the board of directors since June 2012 and is the audit committee chair of Reliance Steel & Aluminum Company as well as a member of their nominating and governance committee. She was also a member of their compensation committee through 2016. She previously served on the board of managers of Kaiser Ventures, LLC as the chair of its audit committee from November 2010 until its liquidation in May 2013.

Ms. Anderson is a life director of the Pacific Symphony after serving as an active board member for 15 years, during which time she served on the audit, board affairs, orchestra relations, education and strategic planning committees. She served as chair of the board of the Pacific Symphony from 2009 to 2013. She joined the board of the South Coast Repertory Theater in 2015 and serves on the finance committee and as vice chair of development for the theater.

Ms. Anderson has been recognized by the Orange County Business Journal as a leading woman in business and has previously been honored with the Athena Award as a Business Woman of Achievement by the YWCA and the Greater Riverside Chambers of Commerce.

Ms. Anne M. Holloway

Ms. Holloway is chair of the nominating and governance committee and a member of the compensation committee. On August 1, 2018, Ms. Holloway was appointed as Vice Chairman. Ms. Holloway has served as a director since 1998. Ms. Holloway is 66 years old.

Ms. Holloway brings valuable expertise to the board in the areas of finance, human resources and corporate governance matters obtained through her experience in the financial services industry and her experiences in providing strategic advice to Fortune 500 companies.

Ms. Holloway is retired. She was a partner at Navigant Consulting, Inc., a provider of financial and strategic consulting services to Fortune 500 companies, governments and governmental agencies from 1999 to 2000. She served as President of Resolution Credit Services Corp., a subsidiary of Xerox Financial Services, from 1992 to 1999 where she was responsible for, among other things, the successful resolution of financial guarantees on troubled tax-exempt bonds, the restructuring of debt and negotiation with the Resolution Trust Corporation. She also served as Chief Operating Officer of International Insurance Company, another company in the Resolution Group, where she was responsible for operations, human resources and technology. Prior to joining the Resolution Group, Ms. Holloway held various management positions with Shawmut National Corporation, a financial services company.

Ms. Holloway holds a BA degree from Newton College of the Sacred Heart and an MBA from Boston University. She has completed the Harvard Business School Executive Management program. In December 2018, she completed the Distinguished Careers Institute at Stanford University.

Ms. Holloway served as the chair of the Board of Trustees of Sacred Heart Schools in Atherton, California from 2008 to 2012. After she completed her chair role, she continued to support the school on the site management and development committees until 2013. She currently serves on the board of the Michael J. Fox Foundation for Parkinson’s Research, and is a supporter of the Bing Center for the Arts at Stanford University and Good Tidings, an organization that designs, builds and funds sports and arts facilities for youth in need in Northern California. Until 2018, she had served as co-chair for the nominating and governance committee for City Year San Jose/Silicon Valley, a national organization that works with AmeriCorps volunteers to reduce dropout rates and improve high school proficiency locally in San Jose, California.

Mr. Lloyd E. Ross

Mr. Ross has been chair of the board of directors of the company since April 1999 and has served as a director since 1995. He has been a non-voting ex-officio member of each of the committees of the board. Mr. Ross is 78 years old.

Mr. Ross has brought valuable leadership, business acumen, financial and operational experience to the board. He also has extensive experience in the construction industry, which has been valuable to the board with respect to the company’s public utility capital improvement programs and the company’s construction activities on military bases.

Mr. Ross was a principal of L. Ross Consulting from 2003-2010, which provided construction, development and consulting services. He was managing partner of Intermix, LP, a developer of hotels in the southwestern United States and northern Mexico from 1997 to 2003. From 1976, prior to becoming managing partner of Intermix, LP, Mr. Ross was the President and Chief Executive Officer of SMI Construction, a commercial and industrial general contracting firm in Irvine, California. He served on the board of directors of PacifiCare Health Systems from 1985-2005 and as a member of the audit committee and as chair of their compensation committee from 2000-2005. Currently, Mr. Ross serves on the board of directors of the Bigfork County Water and Sewer District in Montana, and on January 1, 2019, he became the president of that organization.

Mr. Ross has served on the board of a number of community organizations and volunteers at a food bank in Kalispell, Montana.

Mr. Ross will continue to serve as a class II director of the board until his successor is duly elected to the board at the 2019 annual meeting.

How did we compensate our directors in 2018?

We paid fees to each of our directors quarterly in cash and made awards of restricted stock units to our directors in 2018 pursuant to the terms of the 2013 directors plan as more particularly described below. We also reimbursed each of our directors in 2018 for expenses incurred in the performance of his or her duties as a director.

DIRECTOR(1) COMPENSATION FOR 2018

Name	Fees Paid or Earned in Cash ($)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Lloyd E. Ross	$160,000	$75,000	$106	$235,106
James L. Anderson	85,500	75,000	106	160,606
Sarah J. Anderson	82,500	75,000	271	157,771
Dr. Diana M. Bontá	76,500	75,000	106	151,606
John R. Fielder	74,500	75,000	271	149,771
Anne M. Holloway	90,417	75,000	106	165,523
James F. McNulty	80,000	75,000	106	155,106
Janice F. Wilkins	74,500	75,000	1,016	150,516

(1)        Mr. Sprowls, the president and chief executive officer of the company in 2018, was also a director of the company. We did not pay him any additional compensation for his services as a director or member of any committee.

(2)        The amounts in this column reflect the aggregate grant date fair value of the awards on the grant date, computed in accordance with FASB’s accounting guidance ASC Topic 718. We provide information regarding the assumptions used in calculation of these amounts in Note 12 to our audited financial statements for the year ended December 31, 2018 in our Annual Report on Form 10-K filed with the SEC. We did not make any other form of stock award to any director in 2018.

(3)       We provide our board members and executive officers a blanket accident insurance policy. The policy is intended to provide coverage for traveling on company business or on assignment for the benefit of our company. We allocated one–third of the three-year premium of $6,000 for coverage under the blanket accident insurance policy equally to our board members and executive officers. The cost was $106 per person in 2018. We also reimburse our board members for the related cost of travel and meals of their spouses when attending regular board and committee meetings.

Director Fees

We paid fees to non-employee directors of the board in 2018 for services rendered on the following basis, payable in equal quarterly installments:

■	to each non-employee director, an annual retainer of $60,000 for service on the board;

■	to Mr. Ross, an additional annual retainer of $100,000 for his services as chair of the board;

■	to Ms. Anderson, an additional annual retainer of $22,500 for her services as chair of the audit and finance committee;

■	to Mr. Anderson, an additional annual retainer of $20,000 for his services as chair of the compensation committee;

■	to Ms. Holloway, an additional annual retainer of $14,000 for her services as chair of the nominating and governance committee during 2018 and an additional retainer of $10,417 for her services as vice chair of the board from August 1, 2018 to December 31, 2018;

■	to Mr. McNulty, an additional annual retainer of $14,000 for his services as chair of the ASUS committee;

■	to each member of the audit and finance committee, other than the chair, a fee of $9,000;

■	to each member of the compensation committee, other than the chair, a fee of $6,000;

■	to each member of the nominating and governance and ASUS committees, other than the chairs, a fee of $5,500; and

■	to Dr. Bontá, $5,000 for serving as the enterprise risk management liaison.

With the exception of the fee paid to Ms. Holloway for serving as vice chair of the board, these fees are unchanged from the fees that we paid to our directors in 2017.

Stock Awards

We granted restricted stock units to each non-employee director on the date of the annual meeting in 2018 for services rendered as a director in an amount equal to an amount established by the board prior to the annual meeting divided by the closing price of our common shares on the trading day immediately preceding the date of the annual meeting as shown on The Wall Street Journal website (www.online.wsj.com). The amount of the grants by the board to directors in 2018 was $75,000 or 1.25 times the annual retainer fee in effect on the date of the grant. The amount of the grants is unchanged from the grants made to our directors in 2017.

Under the terms of the 2013 directors plan, the amount of restricted stock units granted by the board to directors after the date of the 2012 annual meeting of shareholders may not exceed two times the amount of the then-current annual retainer payable by the company for services rendered as a director for such year, or, if there is no such annual retainer, the average amount of cash compensation received by such non-employee director during the prior fiscal year. Restricted stock units granted will vest 90 days after the grant date. In addition, until vested, each non-employee directors is entitled to receive restricted stock units on the dividend record date in an amount equal to the cash dividends payable on this date on a number of shares equal to the aggregate number of restricted stock units credited to each non-employee director’s restricted stock unit account divided by the closing price of our common shares on the dividend payment date, as shown on The Wall Street Journal website (www.online.wsj.com), which we refer to as dividend equivalents. No awards may be granted under the 2013 directors plan after May 20, 2023.

Each non-employee director who received an award of restricted stock units in 2003 through 2008 in the form of retirement stock units was also credited in 2018 with restricted stock units on each dividend record date in an amount equal to the cash dividends payable on this date on a number of shares equal to the aggregate number of undistributed restricted stock units credited to each non-employee director’s restricted stock unit account divided by the closing price of our common shares on the dividend record date, as shown on The Wall Street Journal website (www.online.wsj.com). Mr. Anderson, Dr. Bontá, Ms. Holloway and Mr. Ross are the only current directors who have received awards of retirement stock units. Mr. Ross’s retirement stock units will be converted to common shares of the company within 30 days after this annual meeting if a new director is elected to fill Mr. Ross’ seat on the board at this annual meeting.

Other Compensation Plans for Directors

We have no incentive compensation, deferred compensation or pension plans for non-employee directors.

What process do we use to determine the compensation of non-employee directors?

The compensation of directors in 2018 was based on a review of non-employee director compensation in 2016, which became effective in 2017. In May 2018, the chair of the compensation committee requested Pearl Meyer, its compensation consultant to prepare a review of this compensation program. Pearl Meyer summarized the review that was undertaken by the board in 2016 and then compared the company’s non-employee director compensation to the company’s peer group used in assessing the competitiveness of the company’s executive compensation program described under the heading “Compensation, Discussion and Analysis-Compensation Committee Process.” Pearl Meyer then presented several proposals that would align the company’s non-employee director compensation with the 50th percentile of the company’s peer group. After discussion, the committee directed the chair of the committee and management to prepare a definitive proposal regarding non-employee director compensation for consideration at the company’s next compensation committee in July, taking into account the comments of the committee members at this meeting.

In July 2018, the committee approved making the following changes to its non-employee director compensation program, after taking into account the information provided to it by Pearl Meyer on non-employee director compensation, the views of proxy advisory firms on non-employee director compensation, the non-employee director compensation of its peers, general market practices and the views and practices of the California Public Utilities Commission to the extent known:

■	to each non-employee director, an increase in the annual retainer for service on the board to $105,000;

■	to the chair of the ASUS committee, an increase in the additional annual retainer for services as chair of the ASUS committee to $15,500;

■	to each ASUS committee member (other than the chair), an increase in the additional annual retainer for services on the committee to $7,000;

■	to each compensation committee member (other than the chair), an increase in the additional annual retainer for services on the committee to $7,500.

These changes became effective on January 2019. In addition, the board approved the granting of restricted stock units to each non-employee director commencing on the date of this annual meeting for services rendered as a director in an amount equal to $40,000 divided by the closing price of our common shares on the trading day immediately preceding the date of the annual meeting as shown on The Wall Street Journal website (www.online.wsj.com).

What are our stock ownership guidelines for directors?

Under our director stock ownership guidelines, as amended in 2014, we have requested each non-employee member of our board to accumulate and hold common shares of the company, restricted stock units or other equity equivalents (other than stock options) granted by the company equal in value to four times his or her annual retainer for board service, plus 1,000 common shares, with the latter to be accumulated and held within three years after his or her appointment as a director. Based on the closing stock price on December 31, 2018, the combined stock ownership guideline is 4.89 times the annual retainer for board service. Non-employee directors are also prohibited from selling or transferring common shares awarded by the company until he or she satisfies these requirements, except where the director sells or transfers his or her shares to satisfy applicable tax withholding obligations owed by the director because of the receipt or vesting of his or her shares. The nominating and governance committee may suspend or adjust these guidelines if the nominating and governance committee determines that the guidelines are unduly burdensome by reason of personal circumstances affecting a director, are unduly affected by temporary declines in the price of our common shares or there has been a recent change in the compensation of directors. We have not exempted any of our directors from compliance with these guidelines. We consider these guidelines to have been satisfied once the minimum ownership requirements have been satisfied regardless of subsequent changes in the market value of our common shares. Each member of our board currently satisfies the stock ownership guidelines.

At the July 2018 meeting of the board, the board also considered information provided to it by Pearl Meyer regarding the director stock ownership guidelines of its peers, general market practices and the views of proxy advisory firms on non-employee director stock ownership. As a result of the changes approved by the board to non-employee director compensation, the company’s stock ownership guidelines, unless modified, would result in stock ownership guidelines at levels higher than market. The board concluded that this might make it difficult to attract qualified persons to serve as directors regardless of their financial wealth. The board also desired the company’s stock ownership guidelines to not be so high as to compromise the independence of the board. After discussion, the board approved modifying the stock ownership guidelines for directors to require each non-employee director to hold at least three times the amount of his or her cash retainer for serving on the board effective January 2019. In addition, the board approved a stock retention guideline that states that generally a non-employee director may not sell any shares until the minimum ownership requirement is satisfied and that he or she must satisfy his or her withholding obligations due in connection with the vesting of such awards out of sources other than such restricted stock units or other equity equivalents. As under the previous guidelines, the nominating and governance committee may suspend or adjust these guidelines in the circumstances described in the previous paragraph.

EXECUTIVE OFFICERS

What has been the business experience of our executive officers during the past five years?

We have set forth the principal occupation of each of our executive officers in the following table.  Unless otherwise specified, the principal position of the executive officer is with American States Water Company.  Mr. Sprowls, Ms. Tang and Ms. Farrow are also officers of each of our direct and indirect subsidiaries.  The age of each executive officer is current as of March 28, 2019.

EXECUTIVE EXPERIENCE TABLE
Name	Principal Occupation and Experience	Age	Held Current Position Since
Robert J. Sprowls	President and Chief Executive Officer	61	January 2009
Eva G. Tang	Senior Vice President – Finance, Chief Financial Officer, Corporate Secretary and Treasurer	63	November 2008
Denise L. Kruger	Senior Vice President – Regulated Utilities of Golden State Water Company	55	January 2008
James C. Cotton	Senior Vice President and Procurement Officer of American States Utility Services, Inc. and its subsidiaries; Vice President - Contracts of American States Utility Services, Inc. and its subsidiaries from November 2012 to December 2014	45	December 2014
Patrick R. Scanlon	Vice President – Water Operations of Golden State Water Company	61	January 2008
Gladys M. Farrow	Vice President – Finance, Treasurer and Assistant Secretary of Golden State Water Company and Treasurer and Assistant Secretary of the other subsidiaries of American States Water Company (1)	54	November 2008

William C. Gedney	Vice President – Environmental Quality of Golden State Water Company; Vice President – Asset Management of Golden State Water Company from January 2008 to May 2015	64	May 2015
Granville R. Hodges	Vice President – Operations of American States Utility Services, Inc. and its subsidiaries	59	January 2007
Paul J. Rowley	Vice President –Water Operations of Golden State Water Company; Director of Procurement Services of Golden State Water Company from November 2014; District Manager of Golden State Water Company from March 2007 to November 2014	54	January 2016
Bryan K. Switzer	Vice President – Regulatory Affairs of Golden State Water Company	62	September 2004
Gabriel Willis	Vice President – Strategic Business Development of American States Utility Services, Inc.; Director of Strategic Business Development of American States Utility Services, Inc. from January 2016 to July 2018; Manager of Proposal Development of American States Utility Services, Inc. from March 2012 to December 2015	39	July 2018

(1)	Ms. Farrow also serves as Assistant Secretary of American States Water Company.

Compensation Discussion and Analysis

In this section, we describe the philosophy and objectives of our executive compensation programs, explain the compensation decision-making process, summarize the individual components of total compensation for our named executive officers and provide you with our assessment of our compensation program in 2018.  We provide more detailed information regarding the compensation paid to our named executive officers during the past three years in the tables following this section and in the narrative discussion after each of these tables.  For 2018, our named executive officers included:

◾	Robert J. Sprowls, President and Chief Executive Officer,

◾	Eva G. Tang, Senior Vice President-Finance, Chief Financial Officer, Corporate Secretary and Treasurer,

◾	Denise L. Kruger, Senior Vice President-Regulated Utilities of Golden State Water Company,

◾	James C. Cotton, Senior Vice President and Procurement Officer of American States Utility Services, Inc., and

◾	Patrick R. Scanlon, Vice President-Water Operations of Golden State Water Company.

We also provide information comparing our performance to our peer group.  You can find information about the composition of our peer group in this section under the heading “Compensation Committee Process.”  The compensation committee made its decisions regarding compensation of our named executive officers in 2018 based, in part, on this peer group information.  We have compared our financial performance during the past three and five years to members of our peer group.

Financial Highlights

The company has achieved a compound annual growth rate in consolidated diluted earnings per share of 10.6% for the 10-year period ended December 31, 2018.  In 2018, the company’s military base contracted services business achieved its highest diluted earnings per share contribution.  In July 2018, we commenced operations at Fort Riley located in Kansas and now operate water and/or wastewater systems and treatment plants for 11 military bases throughout the country.

Over the past five years, we also achieved:

◾	6.9% compound annual growth in dividends and

◾	5.6% compound annual growth in net utility plant at the regulated utilities (invested over $500 million in company-funded capital).

Additional facts regarding the Company’s financial performance can be found under the heading “Investors” on the Company’s website at aswater.com.

The following table compares our cumulative total shareholder return, including reinvested dividends, for the five years ended December 31, 2018 to the cumulative total shareholder return, including reinvested dividends, for the same period of the S&P 500 and the members of our current peer group.

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Approach to Compensation

The compensation committee desires to implement the company’s executive compensation program in a manner that will enable the company to:

◾	attract, retain and motivate talented and experienced executives,

◾	provide fair, equitable and reasonable compensation to each executive officer,

◾	reward job performance, and

◾	further align the interests of our executive officers with that of our shareholders and customers.

Executive Compensation Practices at a Glance

WHAT WE DO	WHAT WE DO NOT DO
✓   Pay for Performance Absolute and Relative: We link pay to performance and shareholder and customer interests by weighting a portion of total direct compensation to the achievement of a balanced mix of performance metrics, both internal and relative to our peers, established in advance by the compensation committee

✗ No Employment Agreements: We do not have employment agreements with any of our executive officers
✓  Generally, at least 50% of Long-Term Equity Awards Are Performance-Based: At least 75% of long-term equity awards to the CEO and senior vice president of ASUS have been in the form of performance shares tied to three-year performance objectives.  Generally, at least 50% of long-term equity awards to regulated utility executive officers are in the form of performance shares tied to three-year performance objectives

✗   No “Single Trigger” Cash Severance Payments, Equity Awards or Tax Gross Ups: We do not have “single trigger” cash severance payments or equity awards paid solely because of the occurrence of a change of control event and do not provide tax gross ups

✓  Thoughtful Peer Group Analysis: The compensation committee reviews external market data when making compensation decisions and annually reviews our peer group with our independent compensation consultant

✗ No Hedging in Company Securities: We have a policy prohibiting executives and directors from engaging in any hedging transaction with respect to company equity securities
✓ Compensation Risk Assessment: The compensation committee conducts an annual assessment of whether the company’s executive or broad-based compensation programs encourage excessive risk-taking
✗   No Pledging Company Securities: We have a policy generally prohibiting pledges of company securities by our executives and directors unless the nominating and governance committee approves in advance.  No officer or director has pledged shares since the policy was implemented

✓  Stock Ownership Guidelines: Executives are subject to stock ownership guidelines equal to a multiple of their annual base salaries (3x for the CEO, 1.5x for senior vice presidents and 1x for vice presidents); directors are also subject to stock ownership guidelines and restrictions on sales of common shares until they own stock equal to 3x their annual cash retainer

✗ No Repricing, Repurchasing or Discounting of Options: We do not reprice or repurchase underwater awards and we do not grant options at a discount to fair market value on the date of grant
✓  “Clawback” Policy: Our clawback policy provides for the recoupment of cash and stock incentive compensation from an executive officer if, as a result of a financial restatement, the compensation committee determines that the company would have paid the executive officer less than he or she was paid prior to the restatement

✗ No Guaranteed Bonuses: We do not provide guaranteed minimum bonuses or uncapped incentives under our annual cash incentive plan

2018 Pay Mix

The principal elements of our compensation program include a base salary, annual cash incentives, a portion of which is based on achieving financial, operational and customer service objectives during the year, and annual equity grants, a portion of which is based on achieving financial and operational performance objectives during a three-year performance period.  We refer to the combination of these elements of compensation as total direct compensation.

The compensation committee set the target percentages presented in the chart below for each component of total direct compensation in 2018, assuming that each named executive officer would earn the aggregate target during the year in annual cash incentives and at the target level following the end of the three-year performance period for the performance stock awards.  As these charts show, approximately 67% and 39% of target total direct compensation (salary, bonus and equity) is variable (or “at-risk”) for our CEO and other named executive officers, respectively.

In determining the target percentages for each component of total direct compensation, the compensation committee considered the practices of our current peer group, how well the company’s pay levels are aligned with performance compared to the company’s current peer group, the views and practices of the California Public Utilities Commission, or CPUC, in setting rates, the practices of the two water utilities regulated by the CPUC that are members of our current peer group, the preference of proxy advisory firms for significant portions of total direct compensation to consist of variable pay based on the satisfaction of objective performance targets and the prior year’s performance of the executive officer. The compensation committee also believes that it is generally important for more of the compensation of the chief executive officer to be dependent on performance than that of the other executive officers.

The mix of total direct compensation awarded in 2018 which will be received by an executive officer (which does not include the actuarial calculation of the change in pension value or other compensation shown in the Summary Compensation Table) may be different from the target mix depending upon, a variety of factors, the value of some of which cannot yet be determined.  The factors affecting actual total direct compensation awarded in 2018 that have not yet been determined include:

◾
the company’s financial and operational performance for the three-year performance period with respect to the performance measures set forth in the executive’s applicable performance stock award agreement for this period;

◾
the value of the company’s common shares upon the vesting of time vested restricted stock units awarded to the executive in 2018 and the value of dividend equivalent rights on dividends paid after 2018 on these restricted stock units (no restricted stock units awarded to an executive in 2018 vested in 2018); and

◾
the value of the company’s common shares following the determination of the number of common shares to be received by an executive based upon satisfaction of the objective performance criteria set forth in the performance stock award agreements for the three-year performance period and the time vesting of these awards, together with the value of any dividend equivalent rights thereon.

Alignment of CEO Pay with Performance

During the review of our overall executive compensation program in January 2018 and January 2019, our consultant, (Pearl Meyer) reviewed the relationship between realizable total direct compensation of our CEO and our performance for the two three-year periods ended December 31, 2017 and December 31, 2018.  This review was conducted to assist the compensation committee in understanding the degree of alignment between realizable total direct compensation delivered to the CEO during these two periods and our performance relative to our peer group.  For purposes of this review, company performance is defined as total shareholder return (including reinvested dividends) over the respective three-year period.  Total direct peer group realizable compensation is defined as the sum of:

◾	Actual base salaries paid over the three-year period ending December 31, 2017;

◾	Actual short-term cash incentives (bonuses) earned over the three-year period ending December 31, 2017;

◾	Cumulative “in-the-money” value as of December 31, 2017 of any stock options granted over the prior three-year period;

◾
Cumulative value as of December 31, 2017 of any restricted shares or restricted stock units granted over the prior three-year period and payouts of performance shares made for completed performance periods; and

◾	The value as of December 31, 2017 of any performance shares at target for any incomplete performance periods.

As a second comparison, we also reviewed our CEO’s pay for performance using realizable pay from January 1, 2016 to December 31, 2018 compared to total shareholder return (including reinvested dividends) over the same period.  Peer company pay is based on 2016 and 2017 actual pay with an estimate of 2018 pay equal to 2017 since 2018 pay information for most of our peers was not available at the time of this analysis.

For all performance periods, the company’s performance has been equal to or greater than its relative CEO pay rank for the peer group.  We believe that this indicates an efficient compensation plan design relative to performance achieved.

Performance Period	Total Shareholder Return Relative Rank	Pay Relative Rank (CEO)
2014-2016(1)	73rd Percentile	73rd Percentile
2015–2017(2)	73rd Percentile	64th Percentile
2016–2018(2)	73rd Percentile	55th Percentile

(1)	Comparison to the peer group used in 2016.
(2)	Comparison to the current peer group.

The following chart further illustrates the pay for performance analysis of our CEO using realizable pay relative to each member of our current peer group over the two pay periods, 2015-2017 and 2016-2018.

Compensation Committee Process

The compensation committee annually reviews our executive compensation program in order to assess whether the program continues to meet the objectives of the program.  The compensation committee typically engages a compensation consultant to assist the committee.

The compensation committee engaged Pearl Meyer in August 2011 as a compensation consultant to the committee.  After a consideration of the merits of engaging a new compensation consultant compared to the benefits of retaining Pearl Meyer and an independence assessment of Pearl Meyer, the committee decided to extend the engagement of Pearl Meyer for 2018.  In conducting its independence assessment, the compensation committee concluded that no conflicts of interest existed between the company and Pearl Meyer (or any individuals working on the company’s account on behalf of Pearl Meyer).  We provide additional information regarding this assessment under the heading “Compensation Committee - Is our compensation consultant independent?"

Pearl Meyer identified and selected a peer group of companies.  The selection process included input from management.  The final peer group was approved by the compensation committee.  Our current peer group is presented below:

ALLETE, Inc.	Northwest Natural Gas Company
Aqua America, Inc.	Otter Tail Corporation
California Water Service Group	SJW Group
Chesapeake Utilities Corporation	South Jersey Industries, Inc.
El Paso Electric Company	Unitil Corporation
MGE Energy, Inc.

Owing to the limited number of similarly sized water utilities (with annual revenues between $100 million and $1 billion), peer companies were selected based on similarity in industry (water, gas and electric utilities) and size.  The compensation committee considered compensation information for this same group of companies during the past two years.  The peer group in 2016 included UIL Holdings and Empire District Electric Company, both of which have been acquired, and ITC Holdings Corp. which was dropped from our current peer group because it had too high of a market capitalization.  Our peer group in 2016 did not include Otter Tail Corporation, which was added to our peer group in 2017 as the utility closest in market capitalization to the company.

Three members of the current peer group are principally in the water industry, two of which are also regulated by the CPUC, the regulator of the company’s principal subsidiary.  The compensation committee often gives greater weight to the practices of the two CPUC-regulated companies since the company competes with these companies for executive talent and is subject to similar regulatory oversight.  In addition, the compensation committee believes that the financial and operational performance of these companies and the compensation programs of these companies are particularly relevant since the ability of these companies to earn their authorized rate of return and to obtain rate adjustments for changes in employee compensation are also affected to some extent by the rules, regulations and practices of the CPUC.  These companies are, to some extent, also affected by the same weather, climate and economic conditions as the company.  The other companies in our current peer group are utilities or utility holding companies.

The compensation committee considered the competitive assessment of the company’s executive compensation program provided by Pearl Meyer in January 2018 based on information derived by Pearl Meyer from the Towers Watson-2017 Top Management Compensation Survey (all industries) and three confidential/proprietary general industry surveys.  The competitive assessment was summary in nature, did not identify any particular company and did not contain any information regarding the compensation program of any particular company.  Accordingly, the compensation committee did not consider the compensation practice of any company, other than the compensation practices of members of our current peer group, in designing any of the company’s compensation plans.

Pearl Meyer noted in the competitive assessment provided to the compensation committee that, in the aggregate, both the actual and the target total direct compensation of the executive officers of the company was at the market median.  The company’s actual total cash compensation of the company’s executive officers was, in the aggregate, between the 50th and 75th percentile while target total cash compensation was at the market median.  Pearl Meyer also noted in the competitive assessment that, in the aggregate, the company’s target and actual long-term incentive grants and annual target cash incentive awards were below the market median.

In addition to the information provided by Pearl Meyer, the compensation committee considered:

◾	the chief executive officer’s subjective assessment of the company’s performance and the performance of individual executive officers,

◾	the recommendations of the chief executive officer for adjustments in the base salary and incentive compensation of other executive officers and managers,

◾	compensation increases authorized by the CPUC in rate cases of the company’s principal subsidiary, GSWC,

◾	a subjective assessment by individual directors of the company’s performance and the performance of the chief executive officer and other members of the management team,

◾	a subjective assessment of whether the company’s compensation program properly incents management,

◾	objective measures of the company’s financial, operational and customer service performance established in the company’s short-term incentive program,

◾	objective measures of the company’s financial performance used in establishing performance criteria for performance stock awards under the 2008 plan,

◾	the views of proxy advisory firms, and

◾	the views of the CPUC regarding the company’s compensation programs or practices, to the extent known.

Risk Consideration

The compensation committee conducted a review of the company’s incentive compensation programs, the safeguards in place to prevent fraud by management in manipulating the company’s compensation programs and the potential risks associated with certain scenarios assuming management misreported the company’s performance for the purposes of inflating results under the company’s incentive compensation plans.  The compensation committee also considered whether the company’s overall compensation program encourages unnecessary or excessive risk taking and has concluded that it does not.

Pay Mix

Base salaries, which constitute the largest component of total direct compensation for all employees of the company, other than the CEO, are fixed in amount and thus should not encourage excessive risk taking.

Balanced Performance Measures

The compensation committee considers a variety of factors in awarding additional cash compensation based on the performance of its executive officers, including factors based on earnings performance, customer satisfaction, capital improvements, employee safety, supplier diversity, improvements in operations and internal controls.  The committee believes that, because of this mix of factors, the company’s short-term cash incentive program appropriately balances risk and the committee’s desire to compensate executives for accomplishments that are important to the company’s customers and shareholders.

The compensation committee also makes awards of restricted stock units and performance stock to executive officers.  Restricted stock units and performance stock awards granted vest at the rate of 33% in the first year, 33% in the second year and 34% in the third year and, with respect to performance stock awards, provide for determination of whether the performance criteria have been satisfied after the end of a three-year performance period, subject to limited exceptions.  In addition, we may not repurchase any options granted to any executive officers or managers after March 18, 2014 or reprice any options awarded to any executive officer or manager.  The compensation committee believes that these features of our equity plans further discourage excessive risk-taking by executives.  In addition, the vesting schedule serves as a retention vehicle for executive officers and managers.

Recoupment Policy

In order to mitigate risks that may be associated with performance-based compensation, the compensation committee maintains a clawback policy to recoup cash and equity performance-based compensation payments if:

◾
we calculated the amount of the compensation based on achieving financial results that were subsequently subject to an accounting restatement due to material noncompliance with a financial reporting requirement under the securities laws,

◾	we identified the need for the accounting restatement within three years after the date of the filing of financial results that were subsequently restated, and

◾	we would have paid a lesser amount to the executive officer based on the restated financial results.

All awards made to executives under our 2008 plan after December 31, 2010, all awards made under our short-term cash incentive plan, and 2016 plan are subject to this policy and any rights to repayment that the company may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable laws.

Anti-Hedging Policy; Anti-Pledging Policy

We adopted a policy that prohibits hedging or monetization transactions, such as prepaid variable contracts, equity swaps, collars and exchange funds that allow an officer or director to lock in much of the value of his or her holdings of our common shares, often in exchange for all or part of the potential for the upside appreciation in our common shares.  We have also adopted a policy that prohibits holding our common shares in a margin account and, absent a waiver by the nominating and governance committee, the pledging of our common shares as collateral for a loan by our officers and directors.  The nominating and governance committee may only grant a waiver of our anti-pledging policy if the officer or director desires to pledge our common shares as collateral for a loan and has established, to the satisfaction of the nominating and governance committee, that the officer or director is able to repay the loan without resort to the pledged securities. Each of our officers and directors has represented to us that he or she has not purchased any financial instrument designed to hedge or offset any decrease in the market value of any company common shares held, directly or indirectly, by such officer or director, held any of our securities in a margin account or pledged any of our common shares as collateral for a loan since the adoption of this policy.

In addition to establishing and reviewing our compensation program, the compensation committee also examines the pay practices and policies relating to all employees of the company.  Based on this examination, the compensation committee has concluded that our pay practices and policies do not appear to involve risks that could have a material adverse effect on us.

Elements of Executive Compensation

Our compensation program consists of base salary, short-term cash incentives, stock awards, retirement benefits, severance arrangements and welfare and other benefits and perquisites.  We discuss each of these elements in more detail below.  The compensation committee considers each of these elements independently before assessing whether its overall compensation program is competitive with that of our current peer group and other companies with which the company competes for executive talent.

Base Salary

We pay a base salary to enable us to attract and retain talented executive officers and to provide a fixed base of compensation commensurate with the individual responsibilities, performance and experience of each of our executives.

The compensation committee considered the following factors in setting the base salaries of individual executive officers in 2018:

◾	the competitiveness of the compensation of each executive officer compared to executive officers of our current peer group in comparable positions,

◾	the desire to compensate executives of GSWC in comparable positions in a similar manner,

◾	the desire to have more of the compensation of executives of ASUS to be performance-based,

◾	a subjective assessment of each executive’s performance during 2017, including his or her performance in the areas of our business over which he or she had individual responsibility, and

◾	a review of the company’s financial performance and management’s accomplishments during 2017.

After consideration of the factors described above, the compensation committee increased the base salary of Mr. Sprowls, Ms. Tang, Ms. Kruger, Mr. Cotton, and Mr. Scanlon by 3.0%, 5.6%, 4.0%, 5.0%, and 3.6%, respectively, in January 2018.

Short-Term Cash Incentives

We adopted a short-term cash performance incentive plan to motivate executives who participate in the plan to maximize our performance from a financial, operations and customer service perspective.  We believe that the performance incentives set forth in our annual short-term cash incentive programs will encourage achievement of our objectives.  Our customers and shareholders benefit if we achieve our customer service objectives.  Our customers and shareholders also benefit if we can attract capital at a lower cost as a result of improved financial performance.

In March 2018, the compensation committee approved a short-term cash incentive program, which gave each named executive officer the opportunity to receive:

◾	80% of each executive’s target incentive based on achieving objective performance criteria in 2018, and

◾	20% of each executive’s target incentive based on a subjective assessment by the compensation committee of the executive officer’s performance in 2018 following the end of the year.

The table below outlines the range of cash incentives approved by the compensation committee in 2018 for each executive officer under the plan.

Name	Threshold Cash Incentive as % of Base Salary	Target Cash Incentive as % of Base Salary	Maximum Cash Incentive as % of Base Salary
Robert J. Sprowls	35.5%	71.0%	110.1%
Eva G. Tang	15.8%	31.5%	48.8%
Denise L. Kruger	15.8%	31.5%	47.3%
James C. Cotton	25.8%	51.5%	87.6%
Patrick R. Scanlon	13.0%	26.0%	39.0%

Under this program, the compensation committee approves specific performance metrics for each executive officer for the objective cash incentive depending on his or her responsibilities within the company, established minimums, targets, and maximums for each objective, and weights each executive’s goals so that target achievement of all performance metrics will result in target cash incentive payout for the year for the objective portion of the award.  The compensation committee may, in its discretion, reduce an award below the level earned for each of the criteria or upon the failure to satisfy other objective criteria, but, may not in any event, increase the amount of the bonus above the level specified for that criteria.  The maximum amount that may be payable to any executive officer under this program is $1,250,000.

The performance goals for 2018 are set forth in the table below along with the level of achievement in 2018.

PERFORMANCE GOALS
Performance Measure	Performance Targets			Actual Performance
	Threshold	Target	Maximum
Adjusted EPS – AWR Consolidated(1)	80% of Budget	100% of Budget	120% of Budget	101.8% of Budget; $1.72
Adjusted EPS – RU(2)	80% of Budget	100% of Budget	120% of Budget	102.4% of Budget; $1.30
Adjusted EPS – ASUS(3)	80% of Budget	100% of Budget	130% of Budget	105.0% of Budget; $0.42
Customer Complaints - RU(4)	≤ 0.16%	≤ 0.12%	≤ 0.08%	0.06% Met Maximum
Customer Complaint Standards – RU(5)	Rate of Complaints to the CAB ≤ 0.0275%	Rate of Complaints to the CAB ≤ 0.0225%	Rate of Complaints to the CAB ≤ 0.0175%	0.0134% Met Maximum
Capital Expenditures – RU(6)	> $96.5 million	> $110 million	> $120 million	$121.0 million Met Maximum
Supplier Diversity – RU(7)	> 24.5%	> 27.5%	> 30.5%	32.7% Met Maximum
Safety-Recordable Work Incidents – RU(8)	23	17	13	20
SOX Deficiencies – RU(9)	No MW, No SD and No more than 4 CDs	No MW, No SD and No more than 2 CDs	No MW, No SD and No CD	No MW, No SD and No CD Met Maximum
SOX Deficiencies – ASUS(10)	No MW, No SD and No more than 1 CD	No MW, No SD and No CD	N/A	No MW, No SD and No CD Met Target
Economic Value Added – ASUS(11)	> 100% of EV Goal	> 102.8% of EV Goal	> 105.6% of EV Goal	102.3% of EV Goal
Construction Revenues – ASUS(12)	> 90% of Budget	> 100% of Budget	> 110% of Budget	97.9% of Budget
Expense Optimization – ASUS (13)	≤ 101% of Budget	≤ 98% of Budget	≤ 96% of Budget	89.3% of Budget Met Maximum
Direct Construction Margin – ASUS(14)	> Budget less 100 basis points	> Budget	> Budget plus 100 basis points	350 basis points below budget
Direct Operating Margin – ASUS (15)	> Budget plus 100 basis points	> Budget plus 200 basis points	> Budget plus 300 basis points	490 basis points above budget Met Maximum
Safety - Recordable Work Incidents - ASUS (16)	13	10	7	9

(1)          “Adjusted EPS - AWR Consolidated” means the Corporation’s earnings per share for 2018 adjusted to remove 1) any write-offs associated with the CPUC’s 2018 procurement audit of GSWC arising out of the settlement of claims approved by the CPUC in December 2011 related to the capital projects contracting matter and 2) any transaction fees and/or gain or loss on sale recognized in the financial statements in 2018 associated with a sale or restructuring of any of the Corporation’s business units or the acquisition of any new businesses.  In addition, performance targets were adjusted (i) downward at GSWC to reflect the final decision in the cost of capital proceeding for GSWC’s water segment approved by the CPUC in March 2018, which resulted in a lower revenue requirement than anticipated, and (ii) upward at ASUS to reflect the effects of a tax benefit resulting from the Tax Cuts and Jobs Act enacted in December 2017.

(2)          “Adjusted EPS - Regulated Utilities (RU or GSWC)” means the earnings per share of GSWC for 2018 adjusted to remove 1) any write-offs associated with the CPUC’s 2018 procurement audit of GSWC arising out of the settlement of claims approved by the CPUC in December 2011 related to the capital projects contracting matter and 2) any transaction fees and/or gain or loss on sale recognized in the financial statements in 2018 associated with a sale or restructuring of any of the Corporation’s business units or the acquisition of any new businesses. In addition, performance targets were adjusted downward to reflect the final decision in the cost of capital proceeding for GSWC’s water segment approved by the CPUC in March 2018, which resulted in a lower revenue requirement than anticipated.
(3)          “Adjusted EPS - ASUS” means the earnings per share of ASUS for 2018 adjusted to remove the general office allocation to ASUS related to any transaction fees and/or gain or loss on sale recognized in the financial statements in 2018 associated with a sale of any of the corporation’s business units or the acquisition of any new businesses.  In addition, performance targets were adjusted upward to reflect the effects of a tax benefit resulting from the Tax Cuts and Jobs Act enacted in December 2017.
(4)          “Customer Complaints - RU” means the number of water quality, pressure and leak complaints received from water customers by GSWC divided by the average number of water customers served by GSWC during 2018.
(5)          “Customer Complaint Standards - RU” means the number of complaints on all matters on GSWC received by the CPUC’s Consumer Affairs Branch in 2018 divided by the average number of customers served by GSWC during 2018.
(6)          “Capital Expenditures – RU” means the dollar amount of capital expenditures for 2018 for GSWC.
(7)          “Supplier Diversity - RU” means the percentage reported by GSWC to the CPUC annually by March 1 in its General Order 156 Compliance Filing.  The percentage is calculated by taking GSWC’s total procurement dollars for the reporting period with CPUC qualified women-owned, minority-owned, disabled veteran-owned, and lesbian, gay, bisexual and transgender-owned business enterprises divided by GSWC’s total procurement dollars (net of exclusions allowed under the General Order 156 Compliance Filing for the reporting period, such as payments for purchased water, purchased power, pump taxes, income taxes, franchise fees, and postage.)
(8)          “Safety-Recordable Work Incidents - RU” means the number of work-related injuries and illnesses as reported on the OSHA Form 300 for GSWC.
(9)          “SOX Deficiencies - RU” means the number of “control deficiencies” (each referred to as a “CD”), “significant deficiencies” (each referred to as an “SD”) and “material weaknesses” (each referred to as an “MW”) reported for GSWC in the independent auditor’s report for 2018 pursuant to Section 404 of the Sarbanes-Oxley Act.
 (10)          “SOX Deficiencies - ASUS” means the number of CDs, SDs and MWs reported for ASUS in the independent auditor’s report for 2018 pursuant to Section 404 of the Sarbanes-Oxley Act.
(11)          “Economic Value Added – ASUS” means the percentage increase over the EV Goal – ASUS.  EV Goal – ASUS means the economic value goal established for the combined amount of the government-approved monthly fixed fees (as annualized) during the compensation committee meeting on March 22, 2018 for (i) operations and maintenances and (ii) renewal and replacement for the military bases served as of December 31, 2018, as a result of price adjustments approved by a Contracting Officer on such military bases during 2018.
(12)          “Construction Revenues – ASUS” means the total revenues from the construction segment of ASUS during 2018 for the military bases served by subsidiaries of ASUS excluding construction revenues of Fort Riley Utility Services, Inc.
(13)          “Expense Optimization – ASUS” means the sum of other operations, maintenances, and administrative and general expenses of ASUS in 2018 (as reflected in the Corporation’s 10-K) excluding (i) expenses of Fort Riley Utility Services, Inc., (ii) expenses of ASUS incurred in connection with any new base awards during 2018, (iii) general office expenses of GSWC approved by the CPUC to be allocated to ASUS, (iv) expenses incurred in connection with ASUS’s new business development cost center, and (v) expenses included in the Corporation’s Form 10-K for awards recorded under the 2018 short-term incentive program and the 2008 plan and the 2016 Stock Incentive Plans.
(14)          “Direct Construction Margin – ASUS” means a percentage determined by dividing total construction revenues less ASUS construction costs (reported as expenses in the company’s Form 10-K for 2018 filed with the SEC) by total construction revenues. Construction revenues and construction costs for this purpose shall exclude the construction revenues and construction costs of Fort Riley Utility Services, Inc. and any new base construction revenues and construction costs.
 (15)          “Direct Operating Margin – ASUS” means a percentage determined by dividing total operations and maintenance revenues less direct operations and maintenance expense by total operations and maintenance revenues as recorded in the company’s Form 10-K.  Total operations and maintenance revenues for this purpose exclude revenues of Fort Riley Utility Services, Inc. and any new base awards received in 2018.  Direct operations and maintenance expense for this purpose includes other operation, administration and general, depreciation and amortization, maintenance and property and other taxes as reflected in the company’s Form 10-K, but exclude (i) expenses of Fort Riley Utility Services, Inc. and any new base received during 2018, (ii) expenses of ASUS administration and centralized functions, (iii) general office expenses of GSWC approved by the CPUC to be allocated to ASUS, and (iv) property and other taxes allocable to construction activities.
(16)          “Safety-Recordable Work Incidents – ASUS” means the number of work-related injuries and illnesses as reported on the OSHA Form 300s for ASUS other than for Fort Riley Utility Services, Inc.

Based on the performance measures and weighting of those performance measures determined by the compensation committee in the first quarter of the fiscal year, the objective bonus payout under short-term cash incentive awards made to Mr. Sprowls and Ms. Tang in 2018 was 118.9% of the target aggregate objective award.  The objective bonus payout under short-term cash incentive awards made to Ms. Kruger and Mr. Scanlon in 2018 was 117.4% of the target aggregate objective award.  The objective bonus payout under short-term cash incentive awards made to Mr. Cotton in 2018 was 111.5% of the target aggregate objective award.  In each case, the objective bonus payout was less than the maximum objective bonus payable under each executive’s award agreement.

The compensation committee recognizes that these objective measures do not encompass all the objectives of the company in a given year and may not fully reflect the company’s performance depending on outside factors such as weather, water quality and water supply.  As a result, the payout structure includes a limited discretionary bonus component based on a subjective assessment of the performance of each executive officer by the compensation committee after the end of the year, taking into account the assessment of each executive officer by the independent directors after considering the chief executive officer’s assessment of the performance of each of the other executive officers during the year.

The discretionary bonus payout under short-term cash incentive awards made to Mr. Sprowls in 2018 was 160.0% of the target aggregate discretionary reward.  The discretionary bonus payout under short-term cash incentive awards made to Ms. Tang, and Ms. Kruger in 2018 was 140.0% of the target aggregate discretionary award.  The discretionary bonus payout under short-term cash incentive awards made to Mr. Cotton in 2018 was 150.0% of the target aggregate discretionary award.  The discretionary bonus payout under short-term cash incentive awards made to Mr. Scanlon in 2018 was 105.0% of the target aggregate discretionary award.

You can find additional information on the short-term cash incentive plan and the amounts paid to the named executive officers in 2018 under the heading “How were certain of our executive officers compensated in 2018? Non-Equity Incentive Compensation.”

Equity Awards

The compensation committee considered the following factors in determining the amount and type of equity awards to be made to the chief executive officer, senior vice presidents and vice presidents in 2018:

◾	the past practices of the committee in awarding equity,

◾	a desire to have a higher percentage of the compensation of the chief executive officer of the company consist of equity,

◾	a desire to incentivize the executives of ASUS to obtain additional profitable contracts for water and wastewater services on military bases and the optimization of expenses at ASUS, and

◾
the market study prepared by Pearl Meyer which indicated that the company’s long-term incentives for its named executive officers were below market median compared to that of our current peer group and consisted of a mixture of time vested equity awards and performance stock awards.

The policy of the compensation committee is generally to grant all equity awards to executive officers through a combination of time-vested restricted stock units and performance stock awards in order to base a higher portion of compensation on achieving objective performance goals established by the compensation committee.  Information regarding the objective performance goals can be found under the heading “How were certain of our executive officers compensated in 2018? - Equity Compensation” and “Grants of Plan-Based Awards in 2018.”

The compensation committee also concluded in January 2018 that 75% of the value of Mr. Sprowls’ and Mr. Cotton’s equity awards should be based upon the satisfaction of performance conditions and that approximately 50% of the value of equity awards to Ms. Tang, Ms. Kruger and Mr. Scanlon should be subject to the satisfaction of performance conditions.  The compensation committee determined the amount of these equity awards based on the target equity value and determined the number of shares based on the average closing price of the company’s common shares for the thirty days ending on January 26, 2018.   In March 2018, the compensation committee approved an additional award of 485 time-vested restricted stock units to Mr. Cotton to compensate him for winning new bases and the optimization of expenses at ASUS.

Each equity award granted in 2018 generally vests over a three-year period, provided that, with respect to performance stock awards the performance criteria have been satisfied at the end of the three-year performance period.  The compensation committee believes that granting equity awards with three-year vesting periods creates a substantial retention incentive and encourages the named executive officers to focus on the company’s long-term business objectives and stock performance.  A summary of exceptions to this general rule is set forth under the heading “How were certain of our executive officers compensated in 2018?-Equity Compensation.”

Each time-vested restricted stock unit and performance stock award accumulate dividend equivalent rights through the service or performance period and are paid only to the extent the employee vests in the underlying restricted stock unit or performance stock award.  The compensation committee believes that granting stock units with dividend equivalent rights helps align the interests of the named executive officers with the interests of the shareholders of a utility holding company who, in many cases, purchase and retain the stock of the holding company based on the dividends that the holding company consistently pays.  Dividends have also historically been an important component of our total shareholder return.

If the executive’s employment is terminated because of a change in control event (other than for cause, death or disability) or the executive terminates his or her employment for good reason, in each case, within two years following the change in control, each restricted stock unit and performance stock award will vest upon termination of employment free of restrictions.  The compensation committee believes that the vesting of equity awards permits executives whose employment will be terminated as a result of the change in control to share in the value that they created for shareholders at the same time that the shareholders recognize that value upon a change in control.  The performance period under the performance stock awards granted in 2016-2018 will also end and the performance awards will be paid out at target.

For our performance stock awards issued in 2016 for the period 2016 to 2018, the performance criteria applicable to the named executive officers in 2016 who were granted performance stock awards included total shareholder return relative to a defined peer group, GSWC’s water segment operating expense level, ASUS cumulative net earnings criteria and ASUS new base acquisition success rate.  The compensation committee defined for each named executive officer the proportion of performance stock awards allocated to each performance criteria based on their role within the company.  In March 2019, the compensation committee certified the company’s performance against the performance conditions for the 2016 performance stock award.

The table below sets forth the number of restricted stock units earned by each executive officer based upon satisfaction of the performance criteria set forth in each named executive officer’s 2016 performance award agreement.

2016 PERFORMANCE AWARDS EARNED
Mix of Performance Criteria for Performance Award
Executive	Total Shareholder Return (1)	Aggregate GSWC Operating Expense Levels (2)	ASUS Cumulative Net Earnings (3)	New Base Acquisition Success Rate (4)	Total
Robert J. Sprowls	25.0%	50.0%	25.0%	-	100.0%
Eva G. Tang	25.0%	50.0%	25.0%	-	100.0%
Denise L. Kruger	25.0%	75.0%	-	-	100.0%
James C. Cotton	25.0%	-	20.0%	55.0%	100.0%
Patrick R. Scanlon	25.0%	75.0%	-	-	100.0%

Percent of Shares Earned Relative to Target Shares
Executive	Total Shareholder Return (1)	Aggregate GSWC Operating Expense Levels (2)	ASUS Cumulative Net Earnings (3)	New Base Acquisition Success Rate (4)	Total	Number of Shares Earned
Robert J. Sprowls	25.0%	50.0%	37.5%	-	112.5%	16,318
Eva G. Tang	25.0%	50.0%	37.5%	-	112.5%	1,633
Denise L. Kruger	25.0%	75.0%	-	-	100.0%	1,451
James C. Cotton	25.0%	-	30.0%	82.6%	137.6%	3,027
Patrick R. Scanlon	25.0%	75.0%	-	-	100.0%	1,040

(1)          The company’s total shareholder return in 2018 exceeded four members of its peer group resulting in a payout percentage of 100% of target.  The total shareholder return criteria refer to total shareholder return during the performance period, including the reinvestment of dividends.
(2)          GSWC’s water segment operating expense level was $261.9 million resulting in a payout percentage of 100% of target. The aggregate operating expense level criteria refers to the cumulative operating expenses of GSWC’s water segment as reported in the Form 10-Ks filed with the Securities and Exchange Commission for the period beginning January 1, 2016 and ending on the last day of the performance period, as adjusted to remove (i) water supply, depreciation and amortization and maintenance expenses as reported in the Form 10-Ks, (ii) public relations, legal and other professional services expenses of GSWC during the performance period applicable to defending GSWC from condemnation considerations and actions applicable to GSWC’s water segment, (iii) any costs of defense, costs of settlement and judgments incurred in connection with claims arising from water quality incidences accruing during the performance period which are incurred in connection with claims determined by the compensation committee to be extraordinary events, (iv) write-offs associated with decisions or actions of the CPUC applicable to the financial statements in the performance period for the water segment, and (v) gross-up of certain surcharges authorized by the CPUC to recover previously incurred costs recorded pursuant to generally accepted accounting principles.  In addition, GSWC’s expense targets were adjusted to reflect (i) direct costs (lease termination & severance payments) incurred in connection with the disposition of GSWC’s Ojai water system in June of 2017, as well as to reflect only incurring a partial year of Ojai-related expenses incurred in 2017 and none in 2018 due to the sale, and (ii) new accounting guidance, effective January 1, 2018 that changed the financial statement presentation of the non-service components of the company’s pension and other postretirement benefit costs, which are no longer included in general and administrative expenses.
(3)          ASUS cumulative net earnings were $41.5 million resulting in a payout percentage of 150% of target.  The ASUS cumulative net earnings criteria refers to the cumulative net income of ASUS and its subsidiaries during the performance period.  The performance targets were adjusted upward to reflect the tax benefits from the changes in tax law enacted in December 2017 and reflected in ASUS's actual results.
(4)          New base acquisition success rate was 60.1% resulting in a payout percentage of 150.2% of target.  New base acquisition success rate criteria refers to the percentage that results from dividing (1) the projected net income for 2016-2020 set forth in the targeted new base acquisition table for the targeted new bases awarded to ASUS during 2016-2018 by (2) the projected net income for 2016-2020 set forth in the targeted new base acquisition table for the targeted new bases awarded to all competitors during 2016-2018, including ASUS.

Tax Considerations

Under Section 162(m) of the Internal Revenue Code, as modified by the Tax Cuts and Jobs Act of 2017, we may generally only deduct up to $1,000,000 of the compensation paid to named executive officers, unless the compensation is performance-based, has been paid pursuant to a plan approved by shareholders and is payable pursuant to a written agreement in effect on November 2, 2017, which has not been subsequently materially modified.  The company has not made any adjustments to its compensation programs as a result of the repeal of the performance-based exception in the Tax Cuts and Jobs Act of 2017.

As a result, the compensation committee expects to approve compensation of one or more executive officers that is not deductible under Section 162(m).

Retirement Benefits

We provide retirement benefits that we believe are comparable to the benefits provided by other members of our current peer group to attract, retain and motivate talented and experienced executives.  Our retirement benefit programs are also intended to provide fair, equitable and reasonable compensation to our executive officers and to assist in the retention of our executive officers.  The change in the pension value of each executive officer may, however, differ markedly from that of members of our current peer group due to differences in the age and time of service of the executive officers of the company compared to that of executives in comparable positions in members of our peer group.  Changes in pension value also differ by executive due to differences in cash compensation, the age of the executive and the number of years of service with the company.

Total compensation of our named executive officers was impacted by changes in pension values under our pension plan and supplemental retirement plan.  Mr. Sprowls’ total compensation, decreased by $874,715 in 2018 including a decrease of $1,054,437 in the change in pension values compared to last year even though we made no changes in the terms of our pension plan or supplemental retirement plan, other than a change in July 2018 to update the mortality table used in calculating pension benefits.  This change did not have a material impact on the calculation of the changes in pension values for 2018.  Excluding the change in pension value, Mr. Sprowls’ total compensation in 2018 increased by $179,722 due primarily to an increase in his “at-risk” related compensation (stock awards and objective short-term cash incentives).

The change in the pension values is also affected by changes in actuarial assumptions such as discount rates.  The discount rates used to value pension benefits in 2018 increased by 67 basis points for the qualified pension plan and 68 basis points for the supplemental retirement plan as compared to the prior year.  In contrast, the discount rates used to value pension benefits in 2017 decreased by 68 basis points for the qualified pension plan and 62 basis points for the supplemental retirement plan as compared to 2016.  These changes in the discount rate also impacted the total compensation of our other named executive officers in 2018 and 2017.

We have no non-qualified deferred compensation arrangements.

Severance Arrangements

We do not have any employment agreements with any of our executive officers.  We do, however, have change in control agreements with each of our executive officers which provide for certain benefits in the event of a change in control if either the executive officer’s employment is terminated (other than for cause, death or disability) or the executive terminates employment for good reason, in each case within two years following the change in control event.

The compensation committee believes that the change in control agreements provide management with benefits comparable to those provided by other members of our peer group and other public utilities in California with whom we compete.  The compensation committee also believes that the change in control agreements provide appropriate incentives to management to remain with the company in the event of a potential change in control.

Welfare and Other Benefits and Perquisites

We provide welfare and other benefits that we believe are comparable to the benefits provided by other members of our peer group and other perquisites that we believe are reasonable to attract, retain and motivate talented and experienced executives.  Except as described under the heading “How were certain officers compensated in 2018?” and in this section, we provide the same benefits to executive officers as we provide to other employees of the company.

Stock Ownership Guidelines

We have requested each of our executive officers to own common shares, restricted stock units, and other equity equivalents, including common shares held in our 401(k) plan, equal in value to:

◾	3.0 times his salary for Mr. Sprowls, as the chief executive officer,

◾	1.5 times his or her salary for Ms. Tang, Ms. Kruger and Mr. Cotton who are senior vice presidents, and

◾	One time his annual salary for Mr. Scanlon, who is a vice president, and each of our other vice presidents.

We do not consider unexercised stock options to be equity equivalents of our common shares for this purpose.  We consider these guidelines to have been satisfied once the minimum ownership requirements are met regardless of subsequent changes in the market value of our common shares.  Mr. Sprowls, Ms. Tang, Ms. Kruger, Mr. Cotton, and Mr. Scanlon currently satisfy these guidelines.

The nominating and governance committee may suspend or adjust these guidelines if they determine that the required holding of any executive officer is unduly burdensome by reason of personal circumstances affecting an executive officer or is the result of recent significant changes in the compensation of the executive officer.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management.  Based on this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Form 10-K for the year ended December 31, 2018 by incorporation by reference to this proxy statement.

This report is submitted by:

         James L. Anderson, Chair
         Diana M. Bontá, Member
         Anne M. Holloway, Member
         James F. McNulty, Member

How were certain of our executive officers compensated in 2018?

We compensated each of our most highly compensated executive officers in 2018 as more particularly described below.  Unless otherwise specified, the principal position of the executive officer is with American States Water Company.  We also reimbursed each of these executive officers for expenses incurred in the performance of his or her duties as an executive officer.

SUMMARY COMPENSATION TABLE(1)
Name and Principal Position	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)	Total Excluding Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)
Robert J. Sprowls President and Chief Executive Officer	2018 2017 2016	$771,635 748,654 713,788	$175,500 147,000 128,128	$986,385 888,208 789,072	$521,600 495,600 485,485	$532,453 1,586,890 1,002,422	$18,464 14,400 15,617	$3,006,037 3,880,752 3,134,512	$2,473,584 2,293,862 2,132,090
Eva G. Tang Senior Vice President-Finance, Chief Financial Officer, Corporate Secretary and Treasurer	2018 2017 2016	441,192 417,804 399,853	38,993 35,740 34,194	118,958 118,425 118,402	132,438 120,495 118,458	38,600 814,754 622,913	18,792 17,249 18,876	788,973 1,524,467 1,312,696	750,373 709,713 689,783
Denise L. Kruger Senior Vice President, Regulated Utilities of Golden State Water Company	2018 2017 2016	441,446 424,469 408,153	38,993 36,304 34,903	118,958 177,660 118,402	130,767 123,043 113,435	- 727,293 513,411	21,189 22,795 19,804	751,353 1,511,564 1,208,108	751,353 784,271 694,697
James C. Cotton Senior Vice President and Procurement Officer of American States Utility Services, Inc. and its subsidiaries	2018 2017 2016	343,369 327,000 310,200	53,148 54,054 46,800	163,991 138,169 138,108	158,027 120,557 125,736	97,600 282,343 139,037	16,385 14,819 15,877	832,520 936,942 775,758	734,920 654,599 636,721
Patrick R. Scanlon Vice President of Water Operations of Golden State Water Company	2018 2017 2016	337,546 320,934 313,181	18,455 16,310 17,248	85,240 114,484 84,864	82,519 77,391 71,344	110,459 701,428 449,882	21,084 15,089 14,589	655,303 1,245,636 951,108	544,844 544,208 501,226

(1)          We did not grant any stock option awards during the past three years.
(2)          This column sets forth the amount paid to each named executive officer during the calendar year based on 26 pay periods.
(3)          This column sets forth the amounts paid to a named executive officer as a discretionary bonus for 2016, 2017 and 2018 under the short-term cash incentive plan.

(4)          This column sets forth the aggregate grant date fair value of the stock awards on the date of grant computed in accordance with FASB ASC Topic 718.  We provide information regarding the assumptions used in the calculation of the value of these awards in Note 13 to our financial statements for the year ended December 31, 2018.  Stock awards consist of time vested restricted stock units and performance stock awards in the form of restricted stock units.  For the performance stock awards granted in 2018 subject to performance conditions that have not been satisfied, we assumed that each executive officer would earn performance stock awards at the target level with a value of $739,789, $59,479, $59,479, $104,102 and $42,620 for Mr. Sprowls, Ms. Tang, Ms. Kruger, Mr. Cotton and Mr. Scanlon, respectively.  If each executive officer was instead to earn performance stock awards for awards granted in 2018 at the maximum level, the grant date fair value of stock awards granted to Mr. Sprowls, Ms. Tang, Ms. Kruger, Mr. Cotton and Mr. Scanlon in 2018 would be $1,294,632, $104,075, $96,647, $229,014 and $69,244, respectively.
(5)          Each named executive officer received non-equity incentive compensation based upon a percentage of base salary and  satisfaction of performance criteria under the short-term cash incentive programs approved by the compensation committee.
(6)          This column sets forth the sum of the change in the value of the pension plan and the supplemental retirement plan for each of the named executive officers.  The change in the pension value under the Golden State Water Company Pension Plan, or pension plan, for 2018, was $30,400 and $7,455 for each of Mr. Sprowls and Mr. Cotton, respectively.  The change in pension value plan for Ms. Kruger, Ms. Tang and Mr. Scanlon was negative.  This decrease was due primarily to an increase in the discount rate used to calculate the pension value as a result of an increase in interest rates.  The change in the pension value under the supplemental retirement plan for 2018 was $502,053, $91,376, $90,145 and $111,768 for each of Mr. Sprowls, Ms. Tang, Mr. Cotton and Mr. Scanlon, respectively.  The change in the pension value under the supplemental retirement plan for Ms. Kruger was also negative.  This decrease was due primarily to an increase in the discount rate used to calculate the pension value and the fact that she has reached the cap on the combined maximum percentage of compensation that may be used to calculate the amount of her supplemental retirement plan benefit.   The aggregate change in the value of the pension plan and the supplemental retirement plan for Ms. Kruger was negative and, in accordance with SEC requirements, is reported as zero in the table.  The aggregate decline for Ms. Kruger was $150,076.  See the Pension Benefits Table for additional information regarding the retirement age assumptions used in making these calculations.  We provide additional information regarding the assumptions used to calculate the change in pension value in Note 12 to our audited financial statements in our Form 10-K for the year ended December 31, 2018.  We do not have any non-qualified deferred compensation plans.
(7)          We provide information on the amount and types of benefits included under the heading “All Other Compensation” in the table below.

The following table provides information regarding the amount and types of benefits included under the heading “All Other Compensation” in the previous table.

ALL OTHER COMPENSATION
Name	Year	Employer 401(k) Matching Contribution ($)	Insurance ($)(1)	Personal Use of Company Car ($)(2)	Other Compensation ($)(3)	Total All Other Compensation ($)
Robert J. Sprowls	2018 2017 2016	$12,150 11,925 11,925	$2,426 262 293	$3,719 2,035 1,844	$169 178 1,555	$18,464 14,400 15,617
Eva G. Tang	2018 2017 2016	12,150 11,925 11,925	1,065 262 293	5,408 4,884 4,398	169 178 2,260	18,792 17,249 18,876
Denise L. Kruger	2018 2017 2016	12,150 11,925 11,925	606 262 293	8,264 9,180 6,146	169 1,428 1,440	21,189 22,795 19,804
James C. Cotton	2018 2017 2016	12,150 11,925 11,925	519 262 293	3,047 2,454 2,237	669 178 1,422	16,385 14,819 15,877
Patrick R. Scanlon	2018 2017 2016	12,150 11,925 11,925	245 262 293	8,520 2,724 2,193	169 178 178	21,084 15,089 14,589

(1)          We provide group term life insurance to each of our employees and their families.  In the event of the death of an employee or a family member, his or her beneficiary is entitled to receive up to $50,000 under the group life insurance policy.  We also provide each employee with $50,000 of accidental death and dismemberment insurance, which pays additional benefits if an employee suffers a covered accidental loss resulting in death, dismemberment or paralysis.  The cost of $139 was equally allocated to each of our employees, including the executive officers.  In addition, we provide our board members and executive officers a blanket accident insurance policy.  The policy is intended to provide coverage for traveling on company business or on assignment for the benefit of our company.  We allocated one–third of the premium of $6,000 (three-year premium) for coverage under the blanket accident insurance policy equally to our board members and executive officers.  The cost was $106 per person in 2018, $105 in 2017 and $137 in 2016.  In 2018, the company offered executive officers an opportunity to participate in a company-paid term life insurance program.  Under this program, the officer’s primary beneficiaries are entitled to a benefit in an amount equal to approximately two-times the officer’s base salary in the event of the officer’s death.  The cost in 2018 for each of Mr. Sprowls, Ms. Tang, Ms. Kruger and Mr. Cotton was $2,181, $820, $361 and $274, respectively.  Mr. Scanlon elected not to participate in the program.
(2)          The value is based on an estimate of the aggregate incremental costs incurred by us for the personal use of company-provided automobiles by each of our named executive officers.
(3)          We paid a holiday bonus of $169 in December to each of our active employees, including our named executive officers.  In 2018, we paid Mr. Cotton $500 on his tenth anniversary with us pursuant to our anniversary grant program for all employees.  In 2017, we paid Ms. Kruger $1,250 on her twenty-fifth anniversary with us pursuant to this program.  In 2016, we paid Ms. Tang $1,000 on her twentieth anniversary with us pursuant to this program.  We also reimbursed our CEO and senior vice presidents for the costs of participating in a physical examination.  Mr. Sprowls, Ms. Tang, Ms. Kruger and Mr. Cotton received reimbursement of $1,377, $1,082, $1,262 and $1,244, respectively, for a physical examination in 2016.

Equity Compensation

During each of the last three years, we granted time-vested restricted stock units to each of our executive officers.  Each of these time-vested restricted stock units is payable at the rate of 33% one year after the grant date, 33% two years after the grant date and 34% three years after the grant date.  There are, however, some exceptions to this rule in certain circumstances following termination of employment for death, disability, change in control or retirement.  Employment must be terminated within two years after the change in control (other than for cause) or the executive has terminated his or her employment for good reason within two years after the change in control in order for the change in control exception to apply.  The executive must be at least 55 years of age and the sum of the employee’s age and years of service must be equal to or greater than 75 at the time of retirement in order for the retirement exception to apply.

The time vested restricted stock award agreements were changed for grants made in 2018 in order to ensure consistency of the award agreements with the terms of the company’s change in control agreements and to align the award agreements with market practices.

All the restricted stock unit awards granted to Mr. Sprowls, Ms. Tang, Ms. Kruger and Mr. Scanlon are vested pursuant to the Rule of 75.  Mr. Sprowls, Ms. Tang, Ms. Kruger and Mr. Scanlon may not, however, receive any common shares in exchange for these restricted stock units prior to the date that the restricted stock unit vests absent retirement, death, disability or a termination of employment following a change in control event.

We awarded each of our executive officer’s performance stock awards in the form of restricted stock units that vest at the rate of 33% one year after the grant date, 33% two years after the grant date and 34% three years after the grant date, subject to the satisfaction of the performance conditions set forth in the award agreement.  All the performance stock awards granted to Mr. Sprowls, Ms. Tang, Ms. Kruger and Mr. Scanlon are vested pursuant to the Rule of 75, subject to the satisfaction of the performance conditions set forth in the award agreement.  There are, however, some exceptions to this rule in certain circumstances following termination of employment for death, disability, change in control or retirement.  Employment must be terminated within two years after the change in control (other than for cause) or the executive has terminated his or her employment for good reason within two years after the change in control in order for the change in control exception to apply.  The executive must be at least 55 years of age and the sum of the employee’s age and years of service must be equal to or greater than 75 at the time of retirement in order for the retirement exception to apply.  The performance stock award agreements were changed for grants made in 2018 in order to ensure consistency of the award agreements with the terms of the company’s change in control agreements and to align the award agreements with market practices.

For our performance stock awards issued in 2016 for the period 2016 to 2018, the performance criteria applicable to the named executive officers in 2016 who were granted performance stock awards included total shareholder return relative to a defined peer group, GSWC’s water segment operating expense level, ASUS base acquisition rate and ASUS cumulative net earnings criteria.  The compensation committee defined for each named executive officer the proportion of performance stock awards allocated to each performance criteria based on his or her role within the company.  In March 2019, the compensation committee certified the company’s performance against the performance conditions for the 2016 performance stock award.  You can find information regarding the number of restricted stock units earned by each named executive officer based upon satisfaction of the performance criteria set forth in each named executive officer’s 2016 performance award agreement under the heading “Compensation, Discussion and Analysis-Equity Awards.”

We also awarded each of our executive officers restricted stock units in an amount equal to the quarterly cash dividends payable on our common shares times the number of restricted stock units or performance awards granted to the executive officer, but not yet payable pursuant to the terms of his or her restricted stock unit or performance stock award agreement divided by the closing price of our common shares on the dividend payment date as provided in the 2008 and 2016 plans, as applicable.  We refer to these types of awards as dividend equivalent rights.  Restricted stock units awarded pursuant to dividend equivalent rights vest and are payable on the same basis as the underlying restricted stock units on which these restricted stock units were earned.

You can find information regarding the performance conditions applicable to the awards granted in 2018 following the “Grants of Plan-Based Awards” table.  You may also find information regarding the performance goals for each of these performance criteria for performance stock awards granted in 2018 under the heading “What plan-based awards did we make to these executive officers in 2018?"

Non-Equity Incentive Compensation

During the past three years, each of our executive officers received short-term cash incentive awards based upon achieving objective financial, operations and customer service performance goals set at target, threshold and maximum levels under our short-term cash incentive program.  The objective bonus of each executive officer is determined based on payout percentages established by the compensation committee in March of each year for each performance measure.  The performance measures and payout percentages vary depending upon whether the executive is an administrative officer of GSWC, an operations officer of GSWC or an officer of ASUS.  Mr. Sprowls and Ms. Tang are administrative officers of GSWC.  Ms. Kruger and Mr. Scanlon are operations officers of GSWC.  Mr. Cotton is an officer of ASUS.

In addition, each executive officer is granted a discretionary bonus based upon a subjective assessment of the individual performance of each executive officer by the compensation committee.  Eighty percent of the target aggregate bonus is based upon satisfaction of the performance goals described under the heading “Compensation Discussion and Analysis-Short-Term Cash Incentives” and 20% of the target aggregate bonus is based upon the subjective assessment of individual performance by the compensation committee.  The amount of the bonus for 2018 based upon the objective performance criteria is set forth in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.  The amount of the discretionary bonus for 2018 is disclosed in the Bonus column in the Summary Compensation Table.

The compensation committee determined the target aggregate bonus for each executive officer as a percentage of the base salary of each executive officer and made changes in 2018 based on an assessment of each officer’s compensation relative to market.  Target bonuses for each officer, other than other officers promoted to an officer position during the year, were:

◾	71.0% in 2018 and 70.0% in 2017 and 2016 for the president and chief executive officer,

◾	31.5% in 2018 and 30.5% in 2017 and 2016 for the senior vice presidents other than the ASUS senior vice president,

◾	51.5% in 2018 and 50.0% in 2017 and 2016 for the ASUS senior vice president, and

◾	26.0% in 2018 and 25.0% in 2017 and 2016 for all other executives.

The payout percentages for the satisfaction of the performance criteria are set forth below.  The sum of the actual payout percentages differs from the objective bonus total due to rounding.

PAYOUT PERCENTAGES FOR GSWC ADMINISTRATIVE AND GENERAL OFFICERS
Performance Measure	Target Payout Percentage			Payout Percentage
	Threshold	Target	Maximum	Actual
Adjusted EPS – AWR Consolidated	10.0%	20.0%	35.0%	21.3%
Adjusted EPS – RU	11.5%	20.0%	29.0%	21.1%
Adjusted EPS – ASUS	5.0%	10.0%	20.0%	11.7%
Customer Complaints – RU	1.5%	5.0%	7.0%	7.0%
Customer Complaint Standards – RU	1.5%	5.0%	7.0%	7.0%
Capital Expenditures – RU	4.0%	10.0%	15.0%	15.0%
SOX Deficiencies – RU	2.0%	5.0%	7.0%	7.0%
SOX Deficiencies – ASUS	2.0%	5.0%	N/A	5.0%
Objective Bonus Total	37.5%	80.0%	120.0%	95.1%

PAYOUT PERCENTAGES FOR GSWC OPERATIONS OFFICERS
Performance Measure	Target Payout Percentage			Payout Percentage
	Threshold	Target	Maximum	Actual
Adjusted EPS – RU	20.0%	40.0%	60.0%	42.4%
Customer Complaints – RU	2.0%	5.0%	7.0%	7.0%
Customer Complaint Standards – RU	2.0%	5.0%	7.0%	7.0%
Capital Expenditures – RU	7.5%	15.0%	20.0%	20.0%
Supplier Diversity – RU	2.0%	5.0%	7.0%	7.0%
Safety Recordable Work Incidents – RU	2.0%	5.0%	7.0%	3.5%
SOX Deficiencies – RU	2.0%	5.0%	7.0%	7.0%
Objective Bonus Total	37.5%	80.0%	115.0%	93.9%

PAYOUT PERCENTAGES FOR ASUS OPERATIONS OFFICERS
Performance Measure	Target Payout Percentage			Payout Percentage
	Threshold	Target	Maximum	Actual
Adjusted EPS – ASUS	15.0%	40.0%	70.0%	45.0%
Economic Value Added – ASUS	3.0%	6.0%	12.0%	5.5%
Construction Revenues – ASUS	3.0%	6.0%	12.0%	5.4%
Expense Optimization – ASUS	4.0%	6.0%	12.0%	12.0%
Direct Construction Margin	4.0%	6.5%	12.0%	0.0%
SOX Deficiencies – ASUS	2.0%	5.0%	N/A	5.0%
Direct Operating Margin – ASUS	4.0%	6.5%	12.0	12.0%
Safety Recordable Work Incidents – ASUS	2.5%	4.0%	5.0%	4.3%
Objective Bonus Total	37.5%	80.0%	135.0%	89.2%

The performance criteria for short-term cash incentive awards in 2017 and 2016 were based on similar types of performance criteria.  The objective bonus payout under short-term cash incentive awards made to Mr. Sprowls and Ms. Tang in 2017 and 2016 was 94.4% and 97.0% as compared to the objective bonus target.  The objective bonus payout under short-term cash incentive awards made to Ms. Kruger and Mr. Scanlon in 2017 and 2016 was 94.9% and 91.0% as compared to the objective bonus target.  The objective bonus payout under short-term cash incentive awards made to Mr. Cotton in 2017 and 2016 was 73.6% and 80.6% as compared to the objective bonus target.

You can find additional information regarding our short-term cash incentive program under the heading “Compensation, Discussion and Analysis-Short-Term Cash Incentives.”

Other Compensation

We have a 401(k) plan under which employees may invest a percentage of their pay, up to a maximum amount prescribed by law.  We provide matching contributions for each of our employees who participate in the plan of 100% up to the first 3% of eligible compensation deferred and 50% of the next 3% of eligible compensation deferred.  Each of our executive officers is entitled to participate in this plan on the same basis as other employees, subject to the limits imposed by the Internal Revenue Code.

We provide all active full-time employees with medical, dental and vision benefits and life insurance coverage.  All employees are required to pay 15% of the company’s premiums for medical, dental and vision benefits, except for certain employees at subsidiaries of ASUS.  We pay all premiums for life insurance coverage in the amount of $50,000 for all employees and their families, plus additional benefits if any employee suffers a covered accidental loss resulting in death, dismemberment or paralysis, except for certain employees at subsidiaries of ASUS.  We also have employee assistance, an anniversary award for reaching certain years of service and holiday bonus programs.  Each of our executive officers is entitled to these benefits on the same basis as other employees.  In addition, in 2018 we offered a term life insurance program to all officers of the company and its subsidiaries with premiums payable by the company.  Under this program, the officer’s primary beneficiaries are entitled to a benefit in an amount equal to approximately two-times the officer’s base salary in the event of the officer’s death.  All of the named executive officers, other than Mr. Scanlon, elected to participate in this program.

All active full-time employees at GSWC and ASUS and all active managers and exempt-employees at subsidiaries of ASUS, receive time off with pay for vacation, holiday and sick leave in accordance with company policy.  Other employees at ASUS subsidiaries have different benefit packages.  Executives receive vacation accrual based on the number of their continuous months of service, with 1 to 60 months of service earning 20 days per year of vacation; 61 to 120 months of continuous service earning 25 days of vacation per year and 121 or more months of continuous service earning 26 days of vacation per year.  Executives receive sick leave benefits on the same basis as all other employees.  Accrued vacation days that are not used in any year are carried over to the next year, provided that, effective January 1, 2012, the number of accrued and unused vacation days for each employee is subject to a cap equal to the total number of vacation days that such employee can accrue over a two-year period.  When an employee reaches the cap, vacation accruals for the employee will cease until vacation days are used.  When an employee’s accrual rate increases because of increased service with the company, the employee’s cap will increase accordingly.  All employees are entitled to a cash payment, based on their then current salary, for any accrued, but unused, vacation days upon termination of employment as required by California law.

Each of our executive officers is entitled to the benefits of a travel insurance policy provided by the company and the use of a company-owned car.  Upon termination of employment, each executive is entitled to purchase his or her company-owned car at the wholesale price for such car taking into account the mileage on the car.

Under the company’s relocation policy, the company will reimburse executive officers for covered relocation expenses, subject to specified limits.  Under the terms of this policy, an officer is required to reimburse us for any expenses paid by us if the officer resigns or is terminated for misconduct and/or poor performance within 24 months after having commenced work at a new assigned work location.  The compensation committee believes that it is appropriate for us to claw back any relocation expenses paid to an officer under these circumstances.  No relocation expenses were paid to any named executive officer during the past three years.

Under the terms of a senior executive health examination program, the chief executive officer and each of our senior vice presidents and vice presidents is entitled to be reimbursed up to $2,500 for the costs of an executive physical examination at least once every two years.

Total Compensation

The proportion of salary, bonus and non-equity incentive plan compensation to total compensation set forth in the Summary Compensation Table for Mr. Sprowls, Ms. Tang, Ms. Kruger, Mr. Cotton and Mr. Scanlon was 48.9%, 77.6%, 81.3%, 66.6% and 66.9% of total compensation, respectively.  The proportion of equity compensation to total compensation set forth in the Summary Compensation Table for 2018 for Mr. Sprowls, Ms. Tang, Ms. Kruger, Mr. Scanlon and Mr. Cotton was 32.8%, 15.1%, 15.8%, 19.7% and 13.0% of total compensation, respectively.  The compensation committee has not adopted any policy regarding the allocation of total compensation among the various components of total compensation.

What plan-based awards did we make to these executive officers in 2018?

We granted restricted stock units for both time-vested and performance-based equity awards to each of our named executive officers in 2018 as more particularly described below.  We did not grant any options to executive officers in 2018.  Each of the named executive officers also received a cash award under our short-term performance incentive plan based upon the satisfaction of certain performance criteria.  The amount of this award is reflected in the Summary Compensation Table under the Non-Equity Incentive Compensation column and the award is described in detail under the non-equity incentive compensation section.

GRANTS OF PLAN-BASED AWARDS IN 2018
		Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(5)
Name	Grant Date	Threshold (#)(2)	Target (#)(3)	Maximum (#)(4)
Robert J. Sprowls	1/30/18 1/30/18	5,817.0	13,296.0	23,268.0	4,432.0	$246,596 739,789
Eva G. Tang	1/30/18 1/30/18	467.8	1,069.0	1,870.5	1,069.0	59,479 59,479
Denise L. Kruger	1/30/18 1/30/18	467.8	1,069.0	1,737.0	1,069.0	59,479 59,479
James C. Cotton	1/30/18 1/30/18 3/9/18	818.5	1,871.0	4,116.0	623.0 485.0	34,664 104,102 25,225
Patrick R. Scanlon	1/30/18 1/30/18	335.3	766.0	1,244.5	766.0	42,620 42,620

(1)          These calculations assume that (i) the number of members of the company’s peer group at the end of the performance period will be eight, (ii) the compensation committee will not make any downward adjustment in the amount of the award following the end of the performance period, and (iii) the executive officer will continue to be employed by or provide service to the company throughout the performance period or will be vested pursuant to the Rule of 75.
(2)          This calculation assumes that the executive officer will achieve the minimum performance level established by the compensation committee for each performance condition set forth in the performance stock award granted to the executive officer in 2018.  The performance required to achieve the total shareholder return minimum condition, the aggregate GSWC operating expense level minimum condition, the ASUS cumulative net earnings minimum condition and the ASUS new base acquisition success rate minimum condition in the performance stock awards granted in 2018 is 25%, 50%, 50% and 50% of the target performance level, respectively.
(3)          This calculation assumes that the executive officer will achieve the target performance level established by the compensation committee for each performance condition set forth in the performance stock award granted to the executive officer in 2018.
(4)          This calculation assumes that the executive officer will achieve the maximum performance level established by the compensation committee for each performance condition set forth in the performance stock award granted to the executive officer in 2018.  The performance required to achieve the total shareholder return maximum condition, the aggregate GSWC’s water segment operating expense level maximum condition, the ASUS cumulative net earnings maximum condition and ASUS new base acquisition success rate maximum condition is 200%, 150%, 200% and 250% of the target performance level, respectively.
 (5)         We provide information regarding the assumptions used to calculate the value of time-vested restricted stock units and performance stock granted on January 30, 2018 pursuant to the 2016 plan in Note 13 to our audited financial statements in our Form 10-K for the year ended December 31, 2018.

Mr. Sprowls and Ms. Tang can earn between 0% to 175.0%,  Ms. Kruger and Mr. Scanlon can earn between 0% to 162.5%, and Mr. Cotton can earn between 0% to 220.0% of the target amount set forth in the 2018 executive’s performance award depending on the company’s performance against the performance goals during the performance period, which consist of the following metrics: 25% of the performance stock awards granted are based on the company’s total shareholder return compared to the total shareholder return of the company’s defined peer group, referred to as the total shareholder return criteria and 75% of the performance stock awards will be earned based upon the satisfaction of one or more of the following performance conditions: aggregate GSWC’s water segment operating expense level criteria for GSWC operations and administrative officers, ASUS cumulative net earnings for GSWC administrative officers and ASUS officers and ASUS new base acquisition success rate for ASUS officers.  The performance period commenced on January 1, 2018 and ends on December 31, 2021.  The performance goals for Mr. Sprowls and Ms. Tang are based on the total shareholder return, the aggregate GSWC’s water segment operating expense level and the ASUS cumulative net earnings criteria.  The performance stock awards for Ms. Kruger and Mr. Scanlon are based on the total shareholder return criteria and the aggregate GSWC’s water segment operating expense level criteria.  The performance goals for Mr. Cotton are based on the total shareholder return, the ASUS cumulative net earnings and the ASUS new base acquisition success rate criteria.

We disclose in the tables set forth below the performance goals for each of these performance criteria for performance stock awards granted in 2018:

2018 PERFORMANCE TARGETS AND PAYOUT PERCENTAGES FOR TOTAL SHAREHOLDER RETURN(1)
Total Shareholder Return	Payout as a Percentage of Target
≥ 8 members of the Peer Group	200%
≥ 7 members of the Peer Group	175%
≥ 6 members of the Peer Group	150%
≥ 5 members of the Peer Group	125%
≥ 4 members of the Peer Group	100%
≥ 3 members of the Peer Group	75%
≥ 2 members of the Peer Group	50%
≥ 1 member of the Peer Group	25%

(1)          The total shareholder return criteria refer to total shareholder return during the performance period, including the reinvestment of dividends.  The defined peer group for this purpose consists of the following water utilities:  American Water Works Company, Inc., Aqua America, Inc., Artesian Resources Corporation, California Water Service Group, Connecticut Water Service, Inc., Middlesex Water Company, SJW Group and The York Water Company.  This table assumes that there will be eight members of the company’s peer group at the end of the performance period.  If the stock of any member of the peer group is no longer traded or suspended from trading on the last business day of the performance period, the peer group will not include that member and the payout percentages will be adjusted as provided in the performance stock award agreements.

2018 PERFORMANCE TARGETS AND PAYOUT PERCENTAGES FOR AGGREGATE GSWC OPERATING EXPENSE LEVEL(1)
Aggregate GSWC Operating Expense Level	Payout as a Percentage of Target
≤$270.1 million	150%
>$270.1 million and ≤$276.1 million	125%
>$276.1 million and ≤$296.1 million	100%
>$296.1 million and ≤$302.1 million	50%
>$302.1 million	0%

(1)          The aggregate GSWC’s water segment operating expense level criteria refers to the cumulative operating expenses of the water segment as reported in the Form 10-Ks filed with the Securities and Exchange Commission for the period beginning January 1, 2018 and ending on the last day of the performance period, as adjusted to remove (i) water supply, depreciation and amortization and maintenance expenses as reported in the Form 10-Ks, (ii) public relations, legal and other professional services expenses of GSWC during the performance period applicable to defending GSWC from condemnation considerations and actions applicable to the water segment, (iii) any costs of defense, costs of settlement and judgments incurred in connection with claims arising from water quality incidences accruing during the performance period which are incurred in connection with claims determined by the compensation committee to be extraordinary events, (iv) write-offs associated with decisions or actions of the CPUC applicable to the financial statements in the performance period for the water segment, and (v) gross-up of certain surcharges authorized by the CPUC to recover previously incurred costs recorded pursuant to generally accepted accounting principles.

2018 PERFORMANCE TARGETS AND PAYOUT PERCENTAGES FOR ASUS CUMULATIVE NET EARNINGS(1)
ASUS Cumulative Net Earnings	Payout as a Percentage of Target
≥$55.9 million	200%
≥$50.9 million and <$55.9 million	150%
≥$45.9 million and <$50.9 million	100%
≥$40.9 million and <$45.9 million	50%
<$40.9 million	0%

(1)          The ASUS cumulative net earnings criteria refer to the cumulative net income of ASUS and its subsidiaries during the performance period.  The compensation committee may at any time adjust this Performance Criteria as it deems equitable in recognition of changes arising out of the Tax Cut and Jobs Act of 2017 enacted on December 22, 2017.

2018 PERFORMANCE TARGETS AND PAYOUT PERCENTAGES FOR ASUS NEW BASE ACQUISITION SUCCESS RATE(1)
New Base Acquisition Success Rate	Payout as a Percentage of Target
100%	250%
80%	200%
60%	150%
40%	100%(2)
20%	50%
0%	0%

(1)          New base acquisition success rate refers to the percentage that results from dividing (1) the sum of the amounts of the contract awards announced by the Department of Defense for the Targeted New Bases set forth in the Target New Base Acquisition Table for the Targeted New Bases awarded to ASUS during 2018-2020 plus the sum of the Initial Joint Inventory Adjustment Difference for any targeted new bases (the numerator), by (2) the sum of the amount of contract awards announced by the Department of Defense during 2018-2020 for the Targeted New Bases set forth in the Targeted New Base acquisition table for the Targeted New Bases awarded to all competitors during 2018-2020, including ASUS, plus the sum of the Initial Joint Inventory Adjustment Difference for any Targeted New Bases (the denominator).  The Initial Joint Inventory Adjustment Difference means, with respect to any Targeted New Base, the difference between (1) the amount of the contract award for each Targeted New Base at the time of the execution of the Bill of Sale for each Targeted New Base following a joint inventory of assets at such Targeted New Base, and (2) the amount of the contract award for the Targeted New Base announced by the Department of Defense at the time of the award.
(2)          Payout will also be at target if the U.S government does not award at least two of the Targeted New Bases to all competitors, including ASUS, during the 2018-2020 performance period.

What equity awards granted to these executive officers were outstanding at the end of the year?

Each named executive officer had the stock option, restricted stock unit and equity incentive plan awards outstanding at December 31, 2018 described in the table below.  Certain of the equity awards made to Mr. Sprowls, Ms. Tang, Ms. Kruger and Mr. Scanlon have vested but are not yet payable.  Information regarding the installment payment dates for these awards is provided in the footnotes following this table.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2018
	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)(2)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Rights or Other Rights That Have Not Vested(8)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Rights That Have Not Vested(2)(8)
Robert J. Sprowls	13,038	$16.680	1/31/2020	(3)	(3)	50,861	$3,409,721
Eva G. Tang	5,016	$16.680	1/31/2020	(4)	(4)	4,318	$289,479
Denise L. Kruger	–	–	–	(5)	(5)	5,133	$344,116
James C. Cotton	–	–	–	2,103(7)	$140,985	9,505	$637,215
Patrick R. Scanlon	–	–	–	(6)	(6)	3,436	$230,349

(1)          All unexercised options held by the named executive officers are exercisable.
(2)          We determined the market value of restricted stock units and performance stock awards that have not vested by multiplying the number of unvested restricted stock units and unvested performance stock awards outstanding on December 31, 2018 by the closing price of our common shares on December 31, 2018, as reported on The Wall Street Journal website (www.online.wsj.com).  The closing price of our common shares on December 31, 2018, as so reported, was $67.04.
(3)           Restricted stock unit awards made to Mr. Sprowls in the amount of 9,789 shares have vested pursuant to the Rule of 75 but had not yet been paid out.  At December 31, 2018, these awards had a market value of $656,255.
 (4)            Restricted stock unit awards made to Ms. Tang in the amount of 2,554 shares have vested pursuant to the Rule of 75 but had not yet been paid out.  At December 31, 2018, these awards had a market value of $171,220.
(5)             Restricted stock unit awards made to Ms. Kruger in the amount of 3,025 shares have vested pursuant to the Rule of 75 but had not yet been paid out.  At December 31, 2018, these awards had a market value of $202,796.
(6)             Restricted stock unit awards made to Mr. Scanlon in the amount of 2,065 shares have vested pursuant to the Rule of 75 but had not yet been paid out.  At December 31, 2018, these awards had a market value of $138,438.
(7)            Of this amount, 428 restricted stock units vested on January 24, 2019, 209 restricted stock units vested on January 29, 2019, 270 restricted stock units vested on January 30, 2019, 162 restricted stock units vested on March 8, 2019, 312 restricted stock units will vest on January 29, 2020, 279 restricted stock units will vest on January 30, 2020, 242 will vest on March 8, 2020, 113 will vest on January 29, 2021 and the remainder will vest on March 8, 2021.
(8)          We assumed for the purpose of this disclosure that each executive officer would earn performance stock awards at the maximum level for the 2017 grant and 2018 grant.  The value listed includes dividend equivalent rights granted as of December 31, 2018 on these awards.  Although the performance stock awards granted to Mr. Sprowls, Ms. Tang, Ms. Kruger and Mr. Scanlon have vested pursuant to the Rule of 75, they have not been earned since the performance conditions have not been met.

Did any executive officers exercise options or have other stock awards vest in 2018?

Two of our named executive officers exercised stock options in 2018.  All our named executive officers had outstanding awards of restricted stock units vest in 2018.  No restricted stock vested in 2018.

OPTION EXERCISES AND STOCK VESTED IN 2018(1)
Name	Option Exercises		Stock Awards
	No. of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	No. of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(1)(2)
Robert J. Sprowls	4,000	$198,360	32,259(3)	$1,513,834
Eva G. Tang	1,800	93,474	6,074(4)	219,361
Denise L. Kruger	–	–	6,287(5)	202,134
James C. Cotton	–	–	4,367	291,421
Patrick R. Scanlon	–	–	4,389(6)	144,081

(1)          We determined the value realized on vesting of restricted stock units based on the closing market price of our common shares on the date of vesting as reported on The Wall Street Journal website (www.online.wsj.com).
(2)          Includes performance stock award granted in 2016 which vested in 2018.
(3)          Out of 32,259 shares fully vested in 2018, Mr. Sprowls acquired 5,066 common shares in February 2018, upon the payout of restricted stock units with a market value of $270,544 on the date of acquisition.  Mr. Sprowls is entitled to acquire the remaining 27,193 common shares, which were not payable during 2018, because of the immediate vesting of these common shares under the rule of 75.  Mr. Sprowls acquired 4,974 of these common shares on February 5, 2019 with a market value of $334,329 on the date of acquisition.  On March 13, 2019, Mr. Sprowls acquired 17,403 of these common shares (together with 68 common shares with respect to dividends declared on January 29, 2019 pursuant to dividend equivalent rights on these shares) with an aggregate market value of $1,243,290 on the date of acquisition.  Mr. Sprowls was entitled to acquire the remaining 4,816 common shares, which were not payable during 2018, because of the vesting of these common shares under the Rule of 75.  Mr. Sprowls has the right to acquire 1,489 of these common shares within 30 days from January 29, 2020, 1,792 of these common shares within 30 days from January 30, 2020 and 1,535 of these common shares within 30 days from January 29, 2021 as a result of the previous vesting of the 4,816 restricted stock units, the value of which was not realized during 2018, plus common shares with respect to dividends declared after December 31, 2018 on these common shares pursuant to dividend equivalent rights on these shares until the date of acquisition of these shares.
(4)          Out of 6,074 shares fully vested in 2018, Ms. Tang acquired 1,778 common shares in February 2018, upon the payout of restricted stock units with a market value of $94,941 on the date of acquisition.  Ms. Tang is entitled to acquire the remaining 4,296 common shares, which were not payable during 2018, because of the immediate vesting of these common shares under the rule of 75.  Ms. Tang acquired 1,347 of these common shares on February 5, 2019 with a market value of $90,541 on the date of acquisition.  On March 13, 2019, Ms. Tang acquired 1,742 of these common shares (together with 7 common shares with respect to dividends declared on January 29, 2019 pursuant to dividend equivalent rights on these shares) with an aggregate market value of $124,420 on the date of acquisition.  Ms. Tang was entitled to acquire the remaining 1,207 common shares, which were not payable during 2018, because of the vesting of these common shares under the Rule of 75.  Ms. Tang has the right to acquire 359 of these common shares within 30 days from January 29, 2020, 478 of these common shares within 30 days from January 30, 2020 and 370 of these common shares within 30 days from January 29, 2021 as a result of the previous vesting of the 1,207 restricted stock units, the value of which was not realized during 2018, plus common shares with respect to dividends declared after December 31, 2018 on these common shares pursuant to dividend equivalent rights on these shares until the date of acquisition of these shares.
(5)          Out of 6,287 shares fully vested in 2018, Ms. Kruger acquired 1,715 common shares in February 2018, upon the payout of restricted stock units with a market value of $91,581 on the date of acquisition.  Ms. Kruger is entitled to acquire the remaining 4,572 common shares, which were not payable during 2018, because of the immediate vesting of these common shares under the rule of 75.  Ms. Kruger acquired 1,579 of these common shares on February 5, 2019 with a market value of $106,117 on the date of acquisition.  On March 13, 2019, Ms. Kruger acquired 1,548 of these common shares (together with 6 common shares with respect to dividends declared on January 29, 2019 pursuant to dividend equivalent rights on these shares) with an aggregate market value of $110,554 on the date of acquisition.  Ms. Kruger is entitled to acquire the remaining 1,445 common shares, which were not payable during 2018, because of the vesting of these common shares under the Rule of 75.  Ms. Kruger has the right to acquire 359 of these common shares within 30 days from January 29, 2020, 717 of these common shares within 30 days from January 30, 2020 and 369 of these common shares within 30 days from January 29, 2021 as a result of the previous vesting of the 1,445 restricted stock units, the value of which was not realized during 2018, plus common shares with respect to dividends declared after December 31, 2018 on these common shares pursuant to dividend equivalent rights on these shares until the date of acquisition of these shares.

(6)          Out of 4,389 shares fully vested in 2018, Mr. Scanlon acquired 1,214 common shares in February 2018, upon the payout of restricted stock units with a market value of $64,842 on the date of acquisition.  Mr. Scanlon is entitled to acquire the 3,175 remaining common shares, which were not payable during 2018, because of the vesting of these common shares under the Rule of 75.  Mr. Scanlon acquired 1,081 of these common shares on February 5, 2019 with a market value of $72,661 on the date of acquisition.  On March 13, 2019, Mr. Scanlon acquired 1,109 of these common shares (together with 4 common shares with respect to dividends declared on January 29, 2019 pursuant to dividend equivalent rights on these shares) with an aggregate market value of $79,239 on the date of acquisition.  Mr.  Scanlon is entitled to acquire the remaining 985 common shares, which were not payable during 2018, because of the vesting of these common shares under the Rule of 75.  Mr. Scanlon has the right to acquire 257 of these common shares within 30 days from January 29, 2020, 462 of these common shares within 30 days from January 30, 2020 and 266 of these common shares within 30 days from January 29, 2021 as a result of the previous vesting of the 985 restricted stock units, the value of which was not realized during 2018, plus common shares with respect to dividends declared after December 31, 2018 on these common shares pursuant to dividend equivalent rights on these shares until the date of acquisition of these shares.

What pension benefits are payable to these executive officers?

We provide information in the table below reflecting the present value of the accumulated retirement benefits provided to each of our named executive officers as of December 31, 2018.

PENSION BENEFITS(1)
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(3)
Robert J. Sprowls(2)	Pension Plan Supplemental Retirement Plan	14 14	$ 833,253 5,525,494
Eva G. Tang(2)	Pension Plan Supplemental Retirement Plan	22 22	1,517,364 2,794,717
Denise L. Kruger	Pension Plan Supplemental Retirement Plan	26 26	1,360,406 2,056,648
James C. Cotton	Pension Plan Supplemental Retirement Plan	10 10	334,183 409,239
Patrick R. Scanlon(2)	Pension Plan Supplemental Retirement Plan	40 40	2,555,085 1,403,856

(1)          The present value of the accumulated benefit for each of our named executive officers is based on the age when he or she would be eligible to retire with full benefits, which is at 62, except for Mr. Sprowls.  The present value of the accumulated benefit is based on the age of 63 and 10 months for Mr. Sprowls, which is the age on which he is eligible to retire with full benefits.  If we had assumed that each of them would retire at age 65, the normal retirement age under each of these plans, the present value of the accumulated benefit under the pension plan would instead be $771,256, $1,362,384, $1,124,769, $275,347 and $2,100,235 for Mr. Sprowls, Ms. Tang, Ms. Kruger, Mr. Cotton and Mr. Scanlon, respectively, and the present value of the accumulated benefit under the supplemental retirement plan would be $5,117,557, $2,512,673, $1,704,189, $337,828 and $1,156,018 for Mr. Sprowls, Ms. Tang, Ms. Kruger, Mr. Cotton and Mr. Scanlon, respectively.
(2)          Mr. Sprowls and Mr. Scanlon were eligible to retire with an 18.3% and 4.2% reduction in benefits, respectively, at December 31, 2018.  Ms. Tang became eligible to retire with full benefits in August 2017.  If we had assumed that Mr. Sprowls and Mr. Scanlon retired at December 31, 2018, the present value of accumulated benefit for the pension plan would be $799,554 and $2,581,802, respectively, and the present value of accumulated benefit for the supplemental retirement plan would be $5,293,102 and $1,417,636, respectively.
(3)          We used the same assumptions to calculate the change in pension value in Note 12 to our audited financial statements in our Form 10-K for the year ended December 31, 2018, except that retirement age is assumed to be the earliest date on which any of the executive officers, may retire under the plan without any benefit reduction due to age.  We ignored for the purpose of this calculation what actuaries refer to as pre-retirement decrements.

Each of our named executive officers is a participant in the pension plan.  This plan is a defined benefit pension plan available to all eligible employees hired prior to January 1, 2011 who are 21 years or older and have completed 1,000 hours of service in the first year of employment or in any subsequent plan year.  The normal retirement benefit is 2% of an employee’s five highest consecutive years’ average earnings multiplied by the number of years of credited service, up to a maximum of 40 years, reduced by a percentage of primary social security benefits.  Normal retirement age is 65.  An employee must have five years of service in order to receive benefits under this plan.  For purposes of this plan, compensation includes an executive’s salary and all other reportable compensation received by the executive, except bonuses, the imputed value of the personal use of company-owned vehicles, unused vacation pay, severance pay and long-term incentive program payments, up to the maximum amount permitted under the Internal Revenue Code (which was $280,000 at January 1, 2019).  Any employee hired after December 31, 2010 is eligible for participation in a defined contribution plan.

We also provide each of our named executive officers additional pension benefits under the supplemental retirement plan.  Each executive has the right to receive a benefit under the terms of this plan equal to the sum of 2% of compensation for each year of service before 2006 plus 3% of compensation for each year of service after 2005, up to a combined maximum of 60% of compensation, less a percentage of primary social security benefits and amounts payable to the executive under the pension plan.  For purposes of this plan, compensation includes all compensation included under the pension plan, cash incentive compensation and dividend equivalent rights on options granted prior to 2006.  For participants who were employed by the company on January 1, 2006, the benefit is the greater of the benefit under the formula described in the previous sentence or the benefit under the previous formula.  Under the previous formula, each executive was entitled to receive a benefit equal to the sum of 2% of compensation for each year of service, up to a maximum of 40 years, less a percentage of primary social security benefits and amounts payable to the executive under the pension plan.

Under the terms of each of the plans, an employee who is eligible may retire and receive benefits at age 55, with a 50% reduction in his or her benefits for early commencement.  An employee who retires after age 55 but before age 62 will also receive benefits reduced for early commencement.  The amount of the reduction will depend upon the employee’s age at the date payment of his or her benefits begins and whether the sum of his or her age and completed years of service, as of the date of his or her termination, is equal to or greater than 80.  An employee who retires at or after age 62 but before age 65 will also receive benefits reduced for early commencement based on his or her age at retirement unless the sum of his or her age and completed years of service, as of the date of his or her termination, is equal to or greater than 80, in which case the employee will be entitled to full, unreduced benefits.  Under the terms of the supplemental retirement plan, an employee who is vested will begin receiving benefits within 60 days following the later of separation from service, age 55 or an age over 55 previously elected by the employee, subject to any delay required under Section 409A of the Internal Revenue Code.

We did not make any payments to any named executive officer under either of our pension plans during the last year.

We also provide a Medicare supplement insurance policy for each employee who we hired prior to February 1, 1995 and his or her spouse at or after age 65.  Each of our named executive officers has a right to this benefit after reaching age 65, other than Mr. Sprowls, Ms. Tang and Mr. Cotton, who were hired after February 1, 1995.

Do any executive officers participate in a non-qualified deferred compensation plan?

None of our named executive officers are participants in a defined contribution or non-qualified deferred compensation plan, other than our 401(k) Investment Incentive Program, which is a tax-qualified defined contribution plan available to our employees generally, and the supplemental retirement plan described above.

What are the terms of severance arrangements with executive officers?

Each of our named executive officers is entitled to receive benefits under the terms of our pension plan described under the heading “What pension benefits are payable to these executive officers?” and a cash payment for any accrued, but unpaid vacation as required by California law described under the heading “How were certain of our executive officers compensated in 2018? – All Other Compensation” following termination of employment.

We do not have any severance arrangements with our named executive officers, other than the change in control agreements described below.

What are the terms of change in control agreements with executive officers?

Each of our executive officers is a party to a change in control agreement which provides for certain benefits in the event of a change in control of the company if the executive officer’s employment is terminated (other than for cause, death or disability) or the executive terminates employment for good reason, in each case, within two years following the change in control event.  A change in control under these agreements will generally include:

◾
any sale or other change in ownership of substantially all our assets, unless our business is continued by another entity in which the holders of our voting securities immediately before the sale or other change own more than 70% of the continuing entity’s voting securities immediately after the sale or other change,

◾
any reorganization or merger, unless the holders of our voting securities immediately before the event own more than 70% of the continuing entity’s securities immediately after the reorganization or merger and at least a majority of the members of the board of directors of the surviving entity were members of our board of directors at the time of execution of the agreement or approval by our board of directors,

◾
an acquisition by any person, entity or group acting in concert of more than 50% of our voting securities, unless the holders of our voting securities immediately before the acquisition own more than 70% of the acquirer’s voting securities immediately after the acquisition,

◾
a tender offer or exchange offer by any person, entity or group which results in such person, entity or group owning more than 25% of our voting securities, unless the tender offer is made by the company or any of its subsidiaries or approved by a majority of the members of our board of directors who were in office at the beginning of the 12-month period preceding the commencement of the tender offer, or

◾
a change of one-half or more of the members of our board of directors within a 12-month period, unless at least two-thirds of the directors then still in office at the beginning of the 12-month period approved the election or nomination for election of the new directors.

The company must require any successor to the company to assume all change in control agreements.

Each executive may terminate his or her employment for good reason if within two years after the change in control any of the following occur and the company is unable to remedy the condition within a 20-day cure period:

◾
the executive is assigned duties inconsistent in any respect with the executive’s position, authority, duties or responsibilities (or any diminution thereof) or the executive is not re-appointed to the same position,

◾
the executive’s salary or benefits are reduced (including the elimination of any cash incentive or other cash bonus plan or any equity incentive or other equity-based compensation plan, without providing adequate substitutes, any modification thereof that substantially diminishes the executive’s salary, cash or equity compensation or the substantial diminishment of fringe benefits),

◾	the executive is located at an office that increases the distance from the executive’s home by more than 35 miles, or

◾	any successor to all or substantially all the business and/or assets of the company does not assume or agree to perform the change in control agreements.

In addition, all unvested options and restricted stock units (including performance stock awards granted in the form of restricted stock units if the performance conditions have been satisfied) will vest immediately prior to the date on which the executive’s employment is terminated.  For each of the executive officers, a change in control will occur under the same circumstances described in his or her change in control agreement.

Under the terms of the change in control agreements, each named executive officer is entitled to an amount equal to 2.99 times the sum of the executive’s annual base salary at the highest rate in effect in any year of the three calendar years immediately preceding the date of termination of employment, including the year in which employment is terminated, plus any payments to be made to the executive pursuant to any cash performance incentive plan with respect to the year of termination of employment, assuming performance at the target level.

Each of the executives is also entitled to be paid (a) a cash lump sum within 10 days of the date of termination of employment of the executive’s base salary and accrued but unpaid vacation pay through such date, and (b) cash at the end of each four month period during the twelve months immediately following the date of termination of employment, an amount equal to the sum of the excess of the accrued benefits under the pension plan and the supplemental retirement plan if the executive was credited with an additional three years of credited service over the actuarial equivalent of the executive’s vested benefits under the pension plan, such sum divided by three, provided that the executive has not breached his or her one-year non-competition and non-solicitation agreement with the company.  Each of these executives is also entitled to coverage under our health and welfare benefit plans for a period of two years after termination of employment (three years for Mr. Sprowls and Ms. Tang).

If it is determined that any amount payable to any executive under a change in control agreement would give rise to an excise tax under Section 4999 of the Internal Revenue Code, then the amount payable to the executive will be reduced to the extent necessary so that no portion of the payments will be subject to the excise tax, provided that such reduction will only be made if it would result in the executive retaining a greater amount of payments on an after-tax basis (after taking into account federal, state and local income, excise and payroll taxes).

If we are unable to deduct any payments we make under a change in control agreement due to the limitations imposed by Section 162(m) of the Internal Revenue Code, we will defer such payments to the extent necessary to enable us to deduct the payments.  Each executive will be entitled to interest on any deferred payments at the applicable federal tax rate under the Internal Revenue Code (which changes monthly).  Under Section 162(m) of the Internal Revenue Code, we generally may not deduct for federal income tax purposes annual compensation more than $1,000,000 paid to any named executive officer, other than compensation that qualifies as “performance-based” under a contract in effect on November 2, 2017, which is not materially modified thereafter.

In addition, if we are required to make any payment under a change in control agreement which would be subject to Section 409A of the Internal Revenue Code, we will defer these payments until the later of six months following the date of termination of the executive’s employment and the payment or commencement date specified in the change in control agreement.

What do we estimate we will pay each of our named executive officers in the event his or her employment is terminated because of a change in control?

Assuming that the employment of each of our named executives was terminated on December 31, 2018, a change in control occurred on that date under the change in control agreements and the 2008 and 2016 plans and based on the assumptions set forth in the footnotes below, we estimate that we would have made the following payments to our named executive officers:

CHANGE IN CONTROL BENEFITS(1)
Payments and Benefits	Robert J. Sprowls	Eva G. Tang	Denise L. Kruger	James C. Cotton	Patrick R. Scanlon
Payments
Base Salary Benefit	$2,309,775	$1,321,879	$1,321,879	$1,028,560	$1,010,620
Bonus Benefit	1,639,940	416,392	416,393	529,708	262,761
Pension Plan and Supplemental Retirement Plan Benefits(2)	1,331,594	143,238	–	203,121	–
Benefits
Welfare and Fringe Benefits(3)	104,375	76,853	62,531	64,905	44,803
Purchase of Automobile Benefit(4)	6,513	7,664	7,336	7,087	6,545
Restricted Stock Units Benefit(5)	656,255	171,220	202,796	140,985	138,438
Performance Stock Awards(6)	1,967,299	167,130	214,282	292,564	143,384
Total	$8,015,751(7)	$2,304,376(7)	$2,225,217(7)	$2,266,930	$1,606,551

(1)          We have assumed, for purposes of preparing this table, that we make all change in control payments to each continuing named executive officer in July 2019.  We have excluded for the purpose of this calculation, amounts paid to each named executive officer for accrued, but unpaid base salary and vacation pay payable within ten days after termination of employment.
(2)          In calculating the single sum actuarial equivalent, we used an interest rate equal to 4.14% and the mortality table named and described in detail in Section A.1 of the pension plan, after reduction, if any, of the benefit using the “Regular Factors” under Section A.4 of the pension plan, and each continuing executive officer’s age at December 31, 2018, less a percentage of primary social security benefits.  Ms. Kruger and Mr. Scanlon have already accrued the maximum percentage that may be accrued under the supplemental retirement plan so a change in control will have no impact on her or his supplemental retirement plan benefits.
(3)          Welfare benefits include (i) 85% of dental, medical and vision insurance premiums paid by the company for each named executive officer, under the insurance plans currently offered by the company, (ii) each named executive officer’s pro rata share of the group term life insurance and accidental death and dismemberment premiums, (iii) reimbursement of health club dues for each named executive officer, up to a maximum of $1,800 a year, (iv) reimbursement for a health examination for each named executive officer, up to a maximum of $2,500 biannually, and (v) executive life insurance policy for each of the named executive officers except Mr. Scanlon.  Welfare benefit amounts were calculated based on these benefits for a period of three years after termination of employment for Mr. Sprowls and Ms. Tang and two years after termination of employment for each of the other named executive officers.  We assumed, for the purposes of this table, that each executive officer would be reimbursed up to the maximum amount for health club benefits and biannual health examination.
(4)          We estimated the value of this benefit as the difference between (i) the wholesale value of the company car which the named executive officer has the right to purchase at the wholesale value, and (ii) the retail value of the car as shown in a national auto research publication.
(5)          We measured the fair value of restricted stock units which were not converted to shares at December 31, 2018 assuming the price of our common shares on the date of each executive’s termination of employment was $67.04.

(6)          We measured the fair value of 2017 and 2018 performance stock award units which were not converted to shares as of December 31, 2018 assuming the price of our common shares on the date of each executive’s termination of employment was $67.04.  We assumed that the performance awards for both 2017 and 2018 grants would be paid out at target with no adjustment to the shortened performance period.
(7)          This executive’s payment will be reduced to the extent necessary so that no portion of such payment will be subject to excise tax under Section 4999 of the Internal Revenue Code, provided that the reduction will result in the executive retaining a greater amount of the payment on an after-tax basis (after taking into account federal, state and local income taxes and payroll taxes).

What is our CEO to median employee pay ratio?

We estimated the median of the 2018 total annual compensation of our employees, excluding Mr. Sprowls, to be $76,371, using the same median employee identified in 2017.  This median employee’s total compensation for 2017 was $115,010 compared to $76,371 in 2018, a difference of $38,639.  This decrease was driven by a change in the pension value in 2018 compared to 2017 due primarily to an increase in the discount rate used in calculating the change in pension value.

The 2018 total annual compensation of Mr. Sprowls set forth on the Summary Compensation Table is $3,006,037.  The ratio of the total annual compensation of Mr. Sprowls to the estimated total annual compensation of our median employee in 2018 was 39.4 to 1.  We believe this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules.  If we eliminated the actuarial change in pension value from our calculation of both Mr. Sprowls’ total annual compensation and median employee’s total annual compensation, the ratio of the total annual compensation of Mr. Sprowls to the estimated total annual compensation of our median employee would be 32.4 to 1.

As permitted by SEC rules, we used the same median employee because there have been no changes in our employee population or employee compensation that we reasonably believe would result in a significant change to this pay ratio disclosure.  We selected our median employee based on the annual gross wages reflected in our payroll records in 2017 for each of our employees on December 31, 2017.  We then computed the median employee’s 2018 total annual compensation using the same methodology used in calculating Mr. Sprowls’ total annual compensation in the Summary Compensation Table, including the calculation of the actuarial change in pension value.  We did not annualize the compensation of employees who did not work a full year or make any other adjustments to our calculation of total annual compensation.

Because the SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s total annual compensation allow companies to use a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.  These companies may also operate in different industries and different geographic locations, be of a different size, have different revenues, earnings and market capitalization and be subject to different regulation than the company.

PROPOSAL 2:  ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

This proposal to approve the compensation of our named executive officers, commonly referred to as a “say-on-pay” proposal, is provided pursuant to section 14A of the Securities Exchange Act of 1934 and gives our shareholders the opportunity to express their views on the compensation of our named executive officers as described in this proxy statement.  This vote is not binding and is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.  Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the 2019 annual meeting:

RESOLVED, that the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, compensation tables and related material disclosed in this proxy statement, is hereby APPROVED.

Target aggregate total direct compensation of Mr. Sprowls increased modestly in 2018, while the target aggregate total direct compensation of the other named executive officers was somewhat lower.  Actual aggregate total direct compensation of the executive officers of the company (using 2018 salaries, bonuses and the value of 2018 equity grants) was at the market median determined by Pearl Meyer based on 2018 proxy statement information for members of the current peer group approved by the compensation committee, blended with data obtained by Pearl Meyer from four industry surveys.

Based upon an assessment of the realizable direct compensation of our CEO compared to CEOs in our current peer group, our CEO’s realizable compensation rank was at the 55th and 64th percentile rank when assessing 2015 to 2017 pay and performance and 2016 to 2018 pay and performance, respectively.  Our total shareholder return rank (including reinvestment dividends) was, in both cases, at the 73rd percentile.  As a result, our CEO pay rank remains at or below our total shareholder return rank.  Further information regarding the alignment of our CEO’s pay with total shareholder return is provided under “Compensation Discussion and Analysis - Alignment of CEO Pay with Performance.”

In recent years, the compensation committee has made an increasing percentage of the total compensation of an executive officer in the form of equity awards.  Approximately 75%, 50%, 50%, 75% and 50% of the value of all stock awards made to Mr. Sprowls, Ms. Tang, Ms. Kruger, Mr. Cotton and Mr. Scanlon, respectively, in 2018 were dependent upon the satisfaction of performance criteria over a three-year performance period.  The remainder of the stock awards were time vesting awards, which vest over a three-year period.

Approximately 97.3% of the votes cast for or against our “say-on-pay” proposal in 2018 were cast in favor of the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and related materials disclosed in our 2018 proxy statement.  Abstentions were not counted as a vote either for or against this proposal.

This “say-on-pay” vote is advisory, and therefore not binding on us, the compensation committee or the board.  However, the board and the compensation committee intend to review the voting results and will seek to determine the causes of a negative vote, if significant.  Shareholders who wish to communicate with the board of directors or management regarding our executive compensation program or other matters may do so in the manner described under “Governance of the Company- What is the process for shareholders and other interested persons to send communications to our board?”

              If no voting specification is made on a properly returned or voted proxy card, the named proxies will vote “FOR” this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3:  RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit and finance committee has appointed PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for the year ended December 31, 2019, subject to reconsideration if our shareholders do not ratify this appointment.

PwC has served as our registered public accounting firm since 2002 and reports directly to the audit and finance committee.  In determining whether to reappoint PwC as our registered public accounting firm in January 2018, the audit and finance committee considered many factors, including:

◾	the quality of its discussions with the audit and finance committee and the board and the performance of the lead audit partner and the audit team assigned to our account;

◾	the potential impact of changing our registered public accounting firm;

◾
the overall strength and reputation of the firm based upon, among other things, PwC’s most recent Public Company Accounting Oversight Board inspection report and the results of “peer review” and self-review examinations;

◾	the results of management’s and the audit and finance committee’s annual evaluations of the qualifications, performance and independence of PwC;

◾	PwC’s independence program and its processes for maintaining independence; and

◾	the appropriateness of PwC’s fees on an absolute basis and as compared to its peer firms.

We expect representatives of PwC to attend the 2019 annual meeting.  They will have an opportunity to make a statement at the 2019 annual meeting, if they desire to do so.  They will also be available to respond to appropriate questions from you if you attend the 2019 annual meeting.

What are the audit and finance committee’s pre-approval policies and procedures?

The audit and finance committee has adopted a policy statement regarding the approval of audit, audit-related, tax and other services provided by our registered public accounting firm.  This policy statement specifies guidelines and procedures we will use to assist us in maintaining the independence of our registered public accounting firm and complying with Sections 201 and 202 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated by the SEC.  The audit and finance committee administers this policy statement.  The policy statement established the four categories of permitted services described below, the reporting procedure for each category of permitted services, prohibited services and the pre-approval process we use for each category of permitted service.

The audit and finance committee has reviewed the advisability and acceptability of utilizing our external auditor, PwC, for non-audit services.  In reviewing this matter, the committee focused on the ability of our external auditor to maintain its independence.  Based on input from management and the committee’s review of procedures established by PwC, the committee finds that it is both advisable and acceptable to employ our external auditor for certain limited non-audit services from time-to-time.

Principal Accounting Fees and Services

The aggregate fees billed or fees we expect to be billed to us by PwC for the years ended December 31, 2018 and 2017 are as follows:

Type of Fee	2018	2017
Audit Fees	$1,388,390	$1,421,140
Tax Fees	35,000	33,500
All Other Fees	67,700	30,000
Total	$1,491,090	$1,484,640

Audit Fees

Audit fees represent the aggregate fees billed, or fees we expect to be billed, for professional services rendered in connection with the audit of our annual financial statements (including the audit of internal control over financial reporting), a review of our financial statements included in our Form 10-Qs filed with the SEC, audits of the company’s subsidiaries and other services normally provided by our accountants in connection with statutory or regulatory filings and engagements.  The audit fees also include out-of-pocket expenses incurred in providing audit services.

Audit-Related Fees

Audit-related fees represent the aggregate fees billed, or fees we expect to be billed, for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements and are not included in audit fees.  On a quarterly basis, the audit and finance committee pre-approves a specific quarterly limit on the amount of audit-related fees for non-audit services.  Management is also required to report the specific engagements to the committee and obtain specific pre-approval from the committee.  We did not incur any audit-related fees in 2017 or 2018.

Tax Fees

Tax fees represent the aggregate fees billed, or fees we expect to be billed, for professional services for tax compliance, tax advice and tax planning, including tax return review, review of tax laws and regulations and cases and other support in connection with complying with federal and state tax reporting and payment requirements.  All tax fees have been pre-approved by the audit and finance committee.

All Other Fees

We incurred fees to PwC in 2017 for reviewing our MSCI/ESG rating and related reports associated with environmental, social and governance ratings.  In 2018, we incurred fees to the advisory branch of PwC for assessing our finance and accounting organization.  These fees were pre-approved by the audit and finance committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER MATTERS

Our management knows of no business, other than that mentioned above, to be transacted at the 2019 annual meeting.  Unless otherwise instructed, the named proxies intend to vote in accordance with their judgment on any other matter that may properly come before the 2019 annual meeting.

OBTAINING ADDITIONAL INFORMATION FROM US

This proxy statement incorporates by reference certain information from our financial statement footnotes in our Form 10-K for the year ended December 31, 2018.  We undertake, on written or oral request, to provide you (or a beneficial owner of our securities entitled to vote), without charge, a copy of our annual report on Form 10-K for the year ended December 31, 2018 as filed with the SEC, including our financial statements and schedules.  You should address your requests to the corporate secretary at American States Water Company, 630 East Foothill Boulevard, San Dimas, California 91773, telephone number 909-394-3600.

Unless we have been instructed otherwise, shareholders sharing the same address are receiving, as applicable, Notices in a single envelope or only one copy of our proxy statement.  If we are sending a Notice, the envelope contains a unique control number that each shareholder may use to access our proxy materials and vote.  If we are mailing a paper copy of our proxy materials, each shareholder at the shared address receives a separate proxy card.  We will, however, deliver promptly a separate copy of this proxy statement to a shareholder at a shared address to which a single copy of this proxy statement was delivered, upon written or oral request.  You may direct this request to us at the address or telephone number listed above.  If you share an address with another shareholder and wish to receive a single copy of this proxy statement, instead of multiple copies, you may direct this request to us at the address or telephone number listed above.

If you received our proxy materials in the U.S. mail and would like to reduce the costs incurred by us in mailing proxy materials to you, you can consent to receiving future proxy materials, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions on your proxy card to vote by using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

You may visit our website at http://www.aswater.com to view the charters of our audit and finance committee, nominating and governance committee and compensation committee.  We also provide a copy of our code of conduct, guidelines on significant governance issues and social responsibility report on this website.  You can find this information on our website by clicking on “Investors” and then clicking on “Governance.”

630 East Foothill Boulevard, San Dimas, California 91773
909-394-3600 www.aswater.com

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E67173-P18570

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

AMERICAN STATES WATER COMPANY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Class II Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Dr. Diana M. Bontá
02) Ms. Mary Ann Hopkins
03) Mr. Robert J. Sprowls

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date